 Exhibit 2.1

Execution Copy

Agreement and Plan of Merger

between

Nicolet Bankshares, Inc.

and

Baylake Corp.

September 8, 2015

Execution Copy

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ii

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iii

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Article 12 DEFINITIONS		85
Section 12.1	Definitions	85
Section 12.2	Principles of Construction	94

Schedules

1	Directors and Executive Officers of the Surviving Entity
2	Baylake Employees and Nicolet Employees Waiving Accelerated Vesting

Exhibits

A	Form of Bank Plan of Merger
B	Form of Waiver
C	Form of Voting and Support Agreement
D	Form of Employment Agreement

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INDEX OF DEFINED TERMS

Acquisition Proposal	85
Adverse Recommendation	54
Affiliate	85
Agreement	1
Articles of Merger	2
Bank Merger	85
Bank Plan of Merger	3
Baylake	1
Baylake Articles of Incorporation	85
Baylake Bank	85
Baylake Benefit Plan	85
Baylake Board	86
Baylake Bylaws	86
Baylake Capital Stock	86
Baylake Capitalization Date	10
Baylake Common Stock	86
Baylake Disclosure Schedules	94
Baylake Equity Award	86
Baylake ERISA Affiliate	86
Baylake Evaluation Date	12
Baylake Financial Statements	12
Baylake Investment Securities	27
Baylake Loans	14
Baylake Material Contract	22
Baylake Permitted Exceptions	14
Baylake Restricted Stock Award	7
Baylake SEC Reports	86
Baylake Stock Certificates	5
Baylake Stock Option	7
Baylake Stock Plans	86
Baylake Stockholder Approval	86
Baylake Stockholders’ Meeting	54
Baylake Trust	87
Baylake Trust Debentures	3
Baylake Trust Preferred Securities	3
Borrowing Affiliate	51
Business Day	87
Closing	2
Closing Date	2
Code	1

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Confidentiality Agreement	50
Contemplated Transactions	87
Contract	87
Control, Controlling or Controlled	87
Conversion Fund	5
Covered Employees	71
CRA	87
Deposit Insurance Fund	87
Derivative Transactions	87
Dissenting Shares	87
DOL	87
Effective Time	2
Environment	88
Environmental Laws	88
ERISA	88
Exchange Act	88
Exchange Agent	5
Exchange Ratio	4
Expenses	63
FDIC	88
Federal Reserve	88
GAAP	88
Hazardous Materials	88
Indemnification Proceeding	63
Indemnified Employee	64
Indemnified Party	63
Initial Nominating Committee Members	66
Intangible Assets	88
Internal Control Over Financial Reporting	12
IRS	88
IRS Guidelines	70
Joint Proxy Statement	88
Knowledge	88
Legal Requirement	88
Letter of Transmittal	5
Material Adverse Effect	89
Merger	1
Merger Consideration	4
NASDAQ Rules	89
New Plans	71
Nicolet	1

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Nicolet Articles of Incorporation	89
Nicolet Bank	89
Nicolet Benefit Plan	89
Nicolet Board	90
Nicolet Bylaws	90
Nicolet Capital Stock	90
Nicolet Capitalization Date	30
Nicolet Common Stock	90
Nicolet Common Stock Price	90
Nicolet Disclosure Schedules	94
Nicolet Employees	60
Nicolet Equity Award	90
Nicolet ERISA Affiliate	90
Nicolet Evaluation Date	33
Nicolet Financial Statements	32
Nicolet Investment Securities	47
Nicolet Loans	35
Nicolet Material Contract	43
Nicolet Permitted Exceptions	35
Nicolet Preferred Stock	30
Nicolet SEC Reports	90
Nicolet Series C Preferred Stock	30
Nicolet Stock Plans	91
Nicolet Stockholder Approval	90
Nicolet Stockholders’ Meeting	61
Nicolet Trust	91
Nicolet Trusts	91
Old Plans	71
Order	91
Ordinary Course of Business	91
OREO	91
Outstanding Baylake Shares	91
PBGC	91
Person	91
Previously Disclosed	94
Proceeding	91
Registration Statement	91
Regulatory Authority	91
Representative	92
Requisite Regulatory Approvals	92
Schedules	94

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SEC	92
Securities Act	92
Severance Costs	92
Severance Plans	72
Subsidiary	92
Superior Proposal	92
Supplemental Indenture	3
Surviving Entity	1
Takeover Statutes	93
Tangible Assets	93
Tangible Common Equity	93
Tax	93
Tax Return	93
Termination Date	93
Termination Fee	79
Transaction Costs	93
Transition Date	93
TRUPS Assumption	3
U.S.	93
WBCL	93

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Agreement and Plan of Merger

This Agreement and Plan of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of September 8, 2015, by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), and Baylake Corp., a Wisconsin corporation (“Baylake”).

Recitals

A.           The parties to this Agreement desire to effect a merger of equals transaction whereby Baylake will merge with and into Nicolet (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Nicolet as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.           The respective boards of directors of Baylake and Nicolet have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and stockholders.

C.           The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

D.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.

Agreements

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Article 1
THE MERGER

Section 1.1      The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, Baylake shall be merged with and into Nicolet pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of Baylake shall cease and Nicolet will be the Surviving Entity.

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Section 1.2           Effective Time; Closing.

(a)          The closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Nicolet and Baylake, or if they fail to agree, at the offices of Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Nicolet and Baylake may agree in writing (the “Closing Date”).  Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)          The parties hereto agree to file on the Closing Date articles of merger with the Wisconsin Department of Financial Institutions (the “Articles of Merger”).  The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).

Section 1.3           Effects of the Merger.    At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Baylake shall be vested in the Surviving Entity, and all debts, liabilities and duties of Baylake shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4           Organizational Documents of the Surviving Entity.    Except as otherwise specified in this Agreement, the articles of incorporation and bylaws of Nicolet, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5           Directors and Officers of the Surviving Entity.    From and after the Effective Time, the executive officers of the Surviving Entity and the directors of the board of the Surviving Entity shall be as set forth in Schedule 1 attached hereto.  Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the WBCL and the articles of incorporation and bylaws of Nicolet.

Section 1.6           Location of the Surviving Entity.    The principal offices of the Surviving Entity will be located at 111 N. Washington Street, Green Bay, WI  54301.

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Section 1.7           Bank Merger.    Following the Effective Time of the Merger, Baylake Bank shall be merged with and into Nicolet Bank in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law and pursuant to the terms and conditions of the Bank Plan of Merger, a form of which is attached as Exhibit A (the “Bank Plan of Merger”). Following the execution and delivery of this Agreement, Baylake will cause Baylake Bank and Nicolet will cause Nicolet Bank to execute and deliver the Bank Plan of Merger substantially in the form set forth in Exhibit A.

Section 1.8           TRUPS Assumption.    As of the Effective Time and upon the terms and conditions set forth herein:  (a) Nicolet will assume and discharge (i) all of Baylake’s covenants, agreements and obligations under and relating to the trust preferred securities (“Baylake Trust Preferred Securities”) issued by the Baylake Trust, including (ii) the due and punctual payment of interest on all of the obligations of Baylake pursuant to the subordinated notes issued by Baylake to the Baylake Trust (such obligations, the “Baylake Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”); (b) Nicolet will cause the Baylake Trust to discharge its obligations with respect to the Baylake Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Baylake Trust Preferred Securities and the TRUPS Assumption; and (c) Nicolet and Baylake shall execute and deliver, or cause to be delivered, a supplemental indenture, in a form satisfactory to the trustee of the Baylake Trust, to effectuate the TRUPS Assumption, for each Baylake Trust, whereby Baylake shall assign, and Nicolet shall assume, all of Baylake’s covenants, agreements and obligations under the Baylake Trust Debentures (the “Supplemental Indentures”), signed by a duly authorized officer of each of Baylake and Nicolet, and any and all other documentation and consents, including opinions of counsel, required by the trustee of the Baylake Trust to make such assumptions effective.

Section 1.9           Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Nicolet nor Baylake by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.10         Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may, upon their mutual written agreement, change the method of effecting the Contemplated Transactions if and to the extent that they conclude such a change to be desirable; provided, that:  (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Baylake Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Baylake Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger.  If the parties elect to make such a change, the parties shall execute appropriate documents to reflect the change.

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Article 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1           Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, Baylake, or the holder of any shares of Baylake Common Stock and subject to Section 2.3, the shares of Baylake Common Stock issued and outstanding immediately prior to the Effective Time, with respect to each holder of record of such shares, will be converted into the right to receive:  (a) 0.4517 fully paid and nonassessable shares of Nicolet Common Stock (the “Exchange Ratio”), multiplied by (b) the number of shares of Baylake Common Stock held by such holder of record (such product, the “Merger Consideration”).

Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Baylake Common Stock held in Baylake’s treasury and each share of Baylake Common Stock owned directly or indirectly by Nicolet (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be canceled and no shares of Nicolet Common Stock or other consideration will be issued or paid in exchange therefor.

Section 2.2           Cancellation of Shares.    At the Effective Time, the shares of Baylake Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist.  Certificates that represented Baylake Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Nicolet Common Stock or cash into which they were converted pursuant to this Article 2.

Section 2.3           No Fractional Shares.    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Nicolet Common Stock shall be issued as Merger Consideration in the Merger.  Each holder of Baylake Common Stock who would otherwise be entitled to receive a fractional share of Nicolet Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Nicolet Common Stock Price by the fractional share of Nicolet Common Stock to which such former holder would otherwise be entitled.

Section 2.4           Nicolet Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, Baylake, or the holder of any shares of Nicolet Common Stock, the shares of Nicolet Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

Section 2.5           Reserved.

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Section 2.6           Exchange of Certificates.

(a)          The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to customary terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time.  Nicolet shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)          At or prior to the Effective Time, Nicolet shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Baylake Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Nicolet Common Stock for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.3.  Such amount of cash and shares of Nicolet Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”

(c)          Within five (5) Business Days after the Closing Date, Nicolet shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Baylake Common Stock (“Baylake Stock Certificates”) a letter of transmittal (“Letter of Transmittal”) which specifies, among other things, that delivery shall be effected, and risk of loss and title to Baylake Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Baylake Stock Certificates pursuant to this Agreement.

(d)          Upon proper surrender of a Baylake Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Baylake Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration plus cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Baylake Common Stock represented by such Baylake Stock Certificate; thereupon such Baylake Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Baylake Stock Certificate.

(e)          After the Effective Time, there shall be no transfers of Outstanding Baylake Shares on the stock transfer books of Baylake.

(f)          No dividends or other distributions declared with respect to Nicolet Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Baylake Stock Certificate until the holder thereof shall surrender such Baylake Stock Certificate in accordance with this Article 2.  Promptly after the surrender of a Baylake Stock Certificate in accordance with this Article 2, the record holder

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thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Nicolet Common Stock into which the shares of Baylake Common Stock represented by such Baylake Stock Certificate were converted at the Effective Time pursuant to Section 2.1.  No holder of an unsurrendered Baylake Stock Certificate shall be entitled, until the surrender of such Baylake Stock Certificate, to vote the shares of Nicolet Common Stock into which such holder’s Baylake Common Stock shall have been converted.

(g)          Any portion of the Conversion Fund that remains unclaimed by the stockholders of Baylake twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest.  Any stockholders of Baylake who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Nicolet Common stock pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Baylake Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Nicolet Common Stock.  Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Baylake Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Baylake Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Baylake Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Baylake Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Baylake Stock Certificate, and in accordance with this Article 2, shares of Nicolet Common stock pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(i)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Nicolet Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Baylake Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7           Baylake Equity Awards.

(a)          Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by Baylake to purchase shares of Baylake Common Stock under a Baylake Stock Plan or

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otherwise, whether vested or unvested (a “Baylake Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall be adjusted under the Baylake Stock Plan or converted into a substituted option under a Nicolet stock plan, in either case, so that the number of whole shares of Nicolet Common Stock subject to such adjusted or substituted option will be equal to the number of shares of Baylake Common Stock subject to such Baylake Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Nicolet Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each share of Baylake Common Stock subject to such Baylake Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, subject to the terms and conditions of Baylake Stock Plan, if any, pursuant to which such Baylake Stock Option was granted and associated award agreement.  If Nicolet elects to adjust Baylake Stock Options rather than provide substituted options, Nicolet shall take any action necessary to assume sponsorship of the Baylake Stock Plan and the obligations thereunder.  It is intended that the adjustment or substitution, as the case may be, of Baylake Stock Options under this Section 2.7(a) shall comply with Sections 409A and 424 of the Code, to the extent applicable, and this Section 2.7(a) shall be construed consistent with such intent.

(b)          Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award in respect of a share of Baylake Common Stock subject to vesting, repurchase or other lapse restriction granted under a Baylake Stock Plan or otherwise, including, but not limited to, restricted stock, restricted stock units, and performance contingent stock (a “Baylake Restricted Stock Award”), which is outstanding immediately prior to the Effective Time shall be adjusted under the Baylake Stock Plan or converted into a substitute award under a Nicolet Stock Plan, in either case, so that the number of whole shares of Nicolet Common Stock that is equal to the number of shares of Baylake Common Stock subject to such Baylake Equity Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), subject to the terms and conditions of the Baylake Stock Plan, if any, pursuant to which such Baylake Equity Award was granted and associated award agreement.  If Nicolet elects to adjust Baylake Equity Awards rather than provide substituted awards, Nicolet shall take any action necessary to assume sponsorship of the Baylake Stock Plan and the obligations thereunder.  It is intended that the conversion of Baylake Equity Awards under this Section 2.7(b) shall comply with Section 409A of the Code, to the extent applicable, and this Section 2.7(b) shall be construed consistent with such intent.

(c)          At or prior to the Effective Time, Baylake, the Baylake Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.7.  Effective as of the Effective Time, Nicolet, the Nicolet Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.7.

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Article 3
REPRESENTATIONS AND WARRANTIES OF BAYLAKE

Except as Previously Disclosed, Baylake hereby represents and warrants to Nicolet as follows:

Section 3.1           Baylake Organization.    Baylake:    (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Baylake; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Baylake Articles of Incorporation and Baylake Bylaws and all amendments thereto set forth in Baylake SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.  Baylake has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Section 3.2           Baylake Subsidiary Organizations.    Baylake Bank is a Wisconsin state chartered bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Each Baylake Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Baylake.  Each Subsidiary of Baylake has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The deposit accounts of Baylake Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Baylake has delivered or made available to Nicolet copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Baylake and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3           Authorization; Enforceability.    Baylake has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly and validly authorized by the Baylake Board. The Baylake Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Baylake and its stockholders, and that the Agreement and transactions contemplated hereby are in the best interests of Baylake and its stockholders.  The Baylake Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Baylake’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Baylake’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Baylake, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Baylake Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Baylake enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4           No Conflict.    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Baylake or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Baylake or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Baylake Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Baylake or any of its Subsidiaries.  Except for the Requisite Regulatory Approvals, the Baylake Stockholder Approval, the Registration Statement and the TRUPS Assumption, neither Baylake nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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Section 3.5           Baylake Capitalization.

(a)          The authorized capital stock of Baylake currently consists exclusively of 50,000,000 shares of Baylake Common Stock, of which, as of August 31, 2015 (the “Baylake Capitalization Date”), 10,158,768 shares were issued, 9,320,255 shares were outstanding, and 838,513 shares were treasury shares.  Baylake does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Baylake on any matter.  All of the issued and outstanding shares of Baylake Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)          As of the Baylake Capitalization Date, no shares of Baylake Capital Stock were reserved for issuance except for:  (i) 342,837 shares of Baylake Common Stock reserved for issuance in connection with outstanding stock options, restricted stock units, or other equity awards under Baylake Stock Plans; (ii) 270,947 shares of Baylake Common Stock reserved for issuance pursuant to future awards under Baylake Stock Plans; (iii) 310,063 shares of Baylake Common Stock reserved for issuance pursuant to the Agreement and Plan of Merger dated May 5, 2015, between Baylake and NEW Bancshares, Inc; and (iv) 680,904 shares of Baylake Common Stock reserved for issuance as necessary to fulfill obligations under the Baylake Dividend Reinvestment Plan.

(c)          Other than awards under Baylake Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Baylake Capitalization Date.  Since the Baylake Capitalization Date through the date hereof, Baylake has not:  (i) issued or repurchased any shares of Baylake Common Stock or other equity securities of Baylake, other than in connection with the exercise of Baylake Equity Awards that were outstanding on Baylake Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Baylake Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Baylake Common Stock or any other equity-based awards.  Except as set forth in Section 3.5(c) of the Baylake Disclosure Schedules, from the Baylake Capitalization Date through the date of this Agreement, neither Baylake nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Baylake or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Baylake Stock Plan.

(d)          None of the shares of Baylake Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  As of the date of this Agreement there are:  (i) other than outstanding Baylake Equity Awards, no outstanding

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subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Baylake or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Baylake or any of its Subsidiaries; and (ii) no contractual obligations of Baylake or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Baylake Common Stock or any equity security of Baylake or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Baylake or its Subsidiaries.  Except as permitted by this Agreement, since Baylake Capitalization Date, no shares of Baylake Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Baylake or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Baylake or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Baylake.  Except as set forth in Section 3.5(d) of the Baylake Disclosure Schedules, other than its Subsidiaries, Baylake does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6           Baylake Subsidiary Capitalization.    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Baylake are owned by Baylake, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Baylake has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.7           Baylake SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)          Baylake has timely filed all Baylake SEC Reports, and all such Baylake SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Baylake SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects.  As of their respective filing dates, none of the Baylake SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with

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respect to any of the Baylake SEC Reports.  No Subsidiary of Baylake is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)          The financial statements presented (or incorporated by reference) in the Baylake SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  Taken together, the financial statements presented in the Baylake SEC Reports (collectively, the “Baylake Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Baylake and its Subsidiaries at the respective dates of and for the periods referred to in Baylake Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Baylake Financial Statements.  The Baylake Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Baylake Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, Baker Tilly Virchow Krause, LLP has not resigned (or informed Baylake that it intends to resign) or been dismissed as independent registered public accountants of Baylake.

(c)          Baylake is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries.  Baylake maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Baylake in reports that Baylake is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Baylake’s management to allow timely decisions regarding required disclosures.  As of June 30, 2015, to the Knowledge of Baylake, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)          Baylake and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). Baylake’s certifying officers have evaluated the effectiveness of Baylake’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Baylake under the Exchange Act (the “Baylake Evaluation Date”).  Baylake presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Baylake’s Internal Control Over Financial Reporting based on their evaluations as of the Baylake Evaluation Date.  Since the Baylake Evaluation Date, there have been no changes in Baylake’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Baylake’s Internal Control Over Financial Reporting. Baylake has devised and maintains a system of internal accounting controls sufficient to provide

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reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)          Baylake and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Baylake and its Subsidiaries.  Such forms, reports and documents:  (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)          Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Baylake and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2013, or has pending any proceeding, enforcement action or to the Knowledge of Baylake, investigation into the business, disclosures or operations of Baylake or its Subsidiaries.  Since January 1, 2013, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of Baylake, investigation into the business, disclosures or operations of Baylake or its Subsidiaries.  Baylake and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Baylake or its Subsidiaries.  Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Baylake or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Baylake’s Ordinary Course of Business).  To the Knowledge of Baylake, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Baylake Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8           Books and Records.  The books of account, minute books, stock record books and other records of Baylake and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Baylake’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Baylake and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees

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of the boards of directors.  At the Closing, all of those books and records will be in the possession of Baylake and its Subsidiaries.

Section 3.9           Properties.

(a)          Section 3.9 of the Baylake Disclosure Schedules lists or describes all interests in real property owned by Baylake and each of its Subsidiaries, including OREO, as of the date of this Agreement and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)          Baylake and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (i) as noted in the most recent Baylake Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Baylake Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Baylake Permitted Exceptions”).  Baylake and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Baylake, the lessor.  All buildings and structures owned by Baylake and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10         Loans; Loan Loss Reserve.

(a)          Each loan, loan agreement, note, lease or other borrowing agreement by Baylake Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Baylake Loans”) reflected as an asset on any of the Baylake Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Baylake, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with

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its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)          All Baylake Loans originated or purchased by Baylake Bank were made or purchased in accordance with the policies of the board of directors of Baylake Bank and in the Ordinary Course of Business of Baylake Bank.  Except as set forth in Section 3.10(b) of the Baylake Disclosure Schedules, Baylake Bank’s interest in all Baylake Loans is free and clear of any security interest, lien, encumbrance or other charge, and Baylake Bank has complied in all material respects with all Legal Requirements relating to such Baylake Loans.  There has been no default on, or forgiveness or waiver of, in whole or in part, any Baylake Loan made to an executive officer or director of Baylake Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)          Except as set forth in Section 3.10(c) of the Baylake Disclosure Schedules, as of the date of this Agreement, Baylake Bank is not a party to any Baylake Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Baylake Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Baylake Bank; (iii) that has been listed on any “watch list” or similar internal report of Baylake Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Baylake Loan; (v) with respect to which Baylake Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Baylake Loan or by any obligor of such Baylake Loan; or (vi) that represents an extension of credit to an executive officer or director of Baylake Bank or an entity controlled by an executive officer or director.

(d)          Baylake Bank’s allowance for loan and lease losses reflected in Baylake Financial Statements (including footnotes thereto) was determined on the basis of Baylake Bank’s continuing review and evaluation of the portfolio of Baylake Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Baylake Bank’s internal policies, and, in the reasonable judgment of Baylake Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Baylake Loans previously charged-off, on outstanding Baylake Loans.

Section 3.11         Taxes.

(a)          Baylake and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting

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periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  Baylake and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Baylake and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There are no liens for Taxes upon any of the assets of Baylake or any of its Subsidiaries.

(b)          There is no claim or assessment pending or, to the Knowledge of Baylake, threatened against Baylake and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by Baylake and each of its Subsidiaries is presently being conducted or, to the Knowledge of Baylake, threatened by any Regulatory Authority.  Neither Baylake nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Baylake’s or its Subsidiaries’ assets.  Neither Baylake nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)          Baylake and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Baylake and its Subsidiaries with respect to the last two (2) fiscal years.

(d)          To the Knowledge of Baylake, Baylake and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations:  (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e)          Baylake operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

Section 3.12         Employee Benefits.

(a)          Section 3.12(a) of the Baylake Disclosure Schedules includes a complete and correct list of each Baylake Benefit Plan.  Baylake has delivered to Nicolet true and complete copies of the following with respect to each Baylake Benefit Plan:  (i) copies of each Baylake Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of

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Baylake Benefit Plans, as required by applicable law, or describing Baylake Benefit Plan design changes or describing opportunities to enroll in Baylake Benefit Plans; (ii) to the extent applicable, the last two (2) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:

(i)          all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)         all notices and other communications that were given by Baylake, any Subsidiary, or any Baylake Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)        all notices or other communications that were given by the IRS, the PBGC, or the DOL to Baylake, any Subsidiary, or any Baylake Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)          Except as set forth in Section 3.12(b) of the Baylake Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Baylake Benefit Plan or any other increase in the liabilities of Baylake or any Subsidiary under any Baylake Benefit Plan as a result of the transactions contemplated by this Agreement.  Except as set forth in Section 3.12(b) of the Baylake Disclosure Schedules, no Baylake Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Baylake Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)          Except as set forth in Section 3.12(c) of the Baylake Disclosure Schedules, neither Baylake nor any of the Baylake ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies).  With respect to any Baylake Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Baylake Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Baylake nor any of the Baylake ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.  Except as set forth in Section 3.12(c) of the Baylake Disclosure Schedules, neither Baylake nor any of the Baylake ERISA Affiliates

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sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Baylake Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).  No Baylake Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)          Each Baylake Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Baylake and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Baylake’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Baylake Benefit Plan or the tax-exempt status of any related trust.

(e)          Each Baylake Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)          Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Baylake’s Knowledge, threatened by, on behalf of, or against any Baylake Benefit Plan or against the administrators or trustees or other fiduciaries of any Baylake Benefit Plan that alleges a violation of applicable state or federal law or violation of any Baylake Benefit Plan document or related agreement.

(g)          No Baylake Benefit Plan fiduciary or any other person has, or has had, any liability to any Baylake Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Baylake Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Baylake’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Baylake Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)          All accrued contributions and other payments to be made by Baylake or any Subsidiary to any Baylake Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Baylake Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in Baylake Financial Statements.

(i)          Except as set forth in Section 3.12(i) of the Baylake Disclosure Schedules, there are no obligations under any Baylake Benefit Plans to provide health or other welfare

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benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)          No condition exists as a result of which Baylake or any Subsidiary would have any liability, whether absolute or contingent, under any Baylake Benefit Plan with respect to any misclassification of a person performing services for Baylake or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Baylake Benefit Plans are in fact eligible and authorized to participate in such Baylake Benefit Plan.

(k)          Neither Baylake nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Baylake Benefit Plans.

Section 3.13         Compliance with Legal Requirements.    Baylake and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  Baylake and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.  Except for issues identified in any periodic Reports of Examination from a Regulatory Authority, neither Baylake nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Baylake or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14         Legal Proceedings; Orders.

(a)          Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Baylake, threatened against or affecting Baylake, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated.  No officer, director, employee or agent of Baylake or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Baylake or any of its Subsidiaries as currently conducted.

(b)          Neither Baylake nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any

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supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Baylake, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15         Absence of Certain Changes and Events.    Since December 31, 2014, Baylake and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a)          change in their authorized or issued capital stock (except in connection with the exercise of Baylake Equity Awards and as otherwise disclosed in Section 3.15(a) of the Baylake Disclosures); grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected in the Baylake Financial Statements;

(b)          amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c)          payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Baylake Benefit Plan, or entry into or amendment of any employment, consulting, non-competition, change in control, severance or similar Contract, except as otherwise disclosed in Section 3.15(c) of the Baylake Disclosure Schedules, with any stockholder, director, officer or employee, except for (i) the Contemplated Transactions, (ii) any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium and (iii) except as contemplated by Sections 5.7(c), 7.11 and 9.15;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase (except for increases effected pursuant to the existing terms of any Baylake Benefit Plan) in the payments to or benefits under, any Baylake Benefit Plan, except as otherwise contemplated by subsections (a), (c) or (d) of Section 5.7, Section 7.11 or Section 9.15;

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(e)          damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;

(f)          entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)          except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Baylake Bank of more than $250,000 in the aggregate;

(h)          Baylake Loan or commitment to make any Baylake Loan other than in the Ordinary Course of Business;

(i)          Baylake Loan or commitment to make, renew, extend the term or increase the amount of any Baylake Loan to any Person if such Baylake Loan or any other Baylake Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Baylake Bank, or has been classified by Baylake Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” other than in the Ordinary Course of Business;

(j)          incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business, except as otherwise disclosed in Section 3.15(j) of the Baylake Disclosures;

(k)          sale, lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except:  (i) for Baylake Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business, including the sale of OREO;

(l)          cancellation or waiver by them of any claims or rights with a value in excess of $250,000;

(m)          except as set forth in Section 3.15(m) of the Baylake Disclosure Schedules, any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by Baylake or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;

(n)          except for the Contemplated Transactions and as set forth in Section 3.15(n) of the Baylake Disclosure Schedules, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

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(o)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Baylake or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or Legal Requirements;

(q)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)          discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)          except as set forth in Section 3.15(s) of the Baylake Disclosure Schedules, entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)          purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;

(u)          hiring of any employee with an annual salary in excess of $150,000;

(v)         agreement, whether oral or written, by it to do any of the foregoing; or

(w)          event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Baylake.

Section 3.16         Material Contracts.    Except for Contracts evidencing Baylake Loans made by Baylake Bank in the Ordinary Course of Business, Section 3.16 of Baylake Disclosure Schedules lists or describes the following with respect to Baylake and each of its Subsidiaries (each such agreement or document, a “Baylake Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Nicolet:

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(a)          all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1.0 million, exclusive of deposit agreements with customers of Baylake Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;

(b)          each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than those described in Section 3.16(k));

(c)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)          each Contract not referred to elsewhere in this Section 3.16 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on Baylake or its Subsidiaries;

(e)          each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $250,000);

(f)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)          each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Baylake or its Subsidiaries or limit, in any material respect, the ability of Baylake or its subsidiaries to engage in any line of business or to compete with any Person;

(j)          each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

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(k)          each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of Baylake Bank;

(l)          the name of each Person who is or would be entitled pursuant to any Contract or Baylake Benefit Plan to receive any payment from Baylake Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)          each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Baylake Bank to be responsible for consequential damages;

(n)          each Contract for capital expenditures in excess of $250,000;

(o)          each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Baylake or any of its Subsidiaries other than in the Ordinary Course of Business;

(p)          each Baylake Benefit Plan (other than those described in Section 3.16(k)); and

(q)          each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17         No Defaults.    Each Baylake Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of Baylake, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Baylake, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Baylake Material Contract.  Except in the Ordinary Course of Business with respect to any Baylake Loan, neither Baylake nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Baylake Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or

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payable to Baylake or any of its Subsidiaries under current or completed Baylake Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18         Insurance.    Section 3.18 of the Baylake Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by Baylake and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Nicolet.  Baylake and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Baylake reasonably has determined to be prudent and consistent with industry practice.  Baylake and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Baylake and its Subsidiaries, Baylake or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Section 3.18 of the Baylake Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $250,000 and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of Baylake or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.19         Compliance with Environmental Laws.    There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Baylake or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Baylake, threatened, nor to the Knowledge of Baylake, is there any factual basis for any of the foregoing, as a result of any asserted failure of Baylake or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of Baylake or any of its Subsidiaries or the consummation of the Contemplated Transactions.  Except as set forth in Section 3.19 of the Baylake Disclosure Schedules, to the Knowledge of Baylake, neither Baylake nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property.  Baylake and each Subsidiary of Baylake has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20         Transactions with Affiliates.    Since January 1, 2013, all transactions required to be disclosed by Baylake pursuant to Item 404 of Regulation S-K promulgated under

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the Securities Act have been disclosed in Baylake SEC Reports. No transaction, or series of related transactions, is currently proposed by Baylake or any of its Subsidiaries or, to the Knowledge of Baylake, by any other Person, to which Baylake or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 3.21        Brokers; Opinion of Financial Advisor.   Except for fees payable to Sandler O’Neill & Partners, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of Baylake or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Baylake Board has received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Baylake Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of Baylake Common Stock.

Section 3.22        Approval Delays.   To the Knowledge of Baylake, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Baylake Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23         Labor Matters.

(a)          There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Baylake or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Baylake, threat thereof, by or with respect to any employees of Baylake or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Baylake, threatened, involving employees of Baylake or any of its Subsidiaries. Neither Baylake nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Baylake and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Baylake or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Baylake or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Baylake, threatened with respect to Baylake or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)          Neither Baylake nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to

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employees or employment practices. None of Baylake, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Baylake or any of its Subsidiaries and, to the Knowledge of Baylake, no such investigation is in progress.

Section 3.24      Intellectual Property.    Each of Baylake and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of Baylake and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Baylake, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25       Investments.

(a)          Section 3.25(a) of the Baylake Disclosure Schedules includes a complete and correct list and description as of June 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Baylake or its Subsidiaries, other than, with respect to Baylake Bank, in a fiduciary or agency capacity (the “Baylake Investment Securities”); and (ii) any such Baylake Investment Securities that are pledged as collateral to another Person. Baylake and each Subsidiary has good and marketable title to all Baylake Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Baylake Permitted Exceptions and except to the extent such Baylake Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of Baylake or Baylake Bank. The Baylake Investment Securities are valued on the books of Baylake and Baylake Bank in accordance with GAAP.

(b)          Except as set forth in Section 3.25(b) of the Baylake Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Baylake Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Baylake or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which Baylake or any of its Subsidiaries is a party, Baylake or such Subsidiary of Baylake, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

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(c)          None of Baylake or its Subsidiaries has sold or otherwise disposed of any Baylake Investment Securities in a transaction in which the acquiror of such Baylake Investment Securities or other person has the right, either conditionally or absolutely, to require Baylake or any of its Subsidiaries to repurchase or otherwise reacquire any such Baylake Investment Securities.

(d)          There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (other than loan caps or floors contained within Baylake Loans entered into in the Ordinary Course of Business) to which Baylake or its Subsidiaries is bound.

Section 3.26         Trust Preferred Securities.   Baylake has performed, or has caused Baylake Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Baylake Trust Debentures or the Baylake Trust Preferred Securities or any agreements related thereto.

Section 3.27         Waiver of Vesting.   As of the date of this Agreement, Baylake has received executed waivers, in the form of Exhibit B, from each Baylake employee set forth on Schedule 2 waiving any acceleration of vesting of any outstanding Baylake Equity Awards resulting from the consummation of the Contemplated Transactions.

Article 4

REPRESENTATIONS AND WARRANTIES OF NICOLET

Except as Previously Disclosed, Nicolet hereby represents and warrants to Baylake as follows:

Section 4.1           Nicolet Organization.   Nicolet: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Nicolet Articles of Incorporation and Nicolet Bylaws and all amendments thereto set forth in Nicolet SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Nicolet has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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Section 4.2           Nicolet Subsidiary Organizations.   Nicolet Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. Each Nicolet Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet. Each Subsidiary of Nicolet has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Nicolet has delivered or made available to Baylake copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Nicolet and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3           Authorization; Enforceability.   Nicolet has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Nicolet Board. The Nicolet Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Nicolet and its stockholders, and that the Agreement and transactions contemplated hereby are in the best interests of Nicolet and its stockholders. The Nicolet Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Nicolet’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Nicolet’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Nicolet, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to Nicolet Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Nicolet enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4           No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Nicolet or any of its Subsidiaries; (b) assuming receipt of the Requisite

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Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Nicolet or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Nicolet Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Nicolet or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Nicolet Stockholder Approval, the Registration Statement, the TRUPS Assumption, and the stock exchange listing required under Section 6.10, neither Nicolet nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5          Nicolet Capitalization.

(a)          The authorized capital stock of Nicolet currently consists exclusively of: (i) 30,000,000 shares of Nicolet Common Stock, of which, as of August 31, 2015 (the “Nicolet Capitalization Date”), 4,010,835 shares were issued (including 53,315 shares of restricted stock granted but not yet vested under the Nicolet Stock Plans), 3,957,520 shares were outstanding, and no shares were treasury shares; and (ii) 10,000,000 shares of Nicolet’s preferred stock, no par value per share (the “Nicolet Preferred Stock”), of which: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C (the “Nicolet Series C Preferred Stock”), are authorized, issued and outstanding as of Nicolet Capitalization Date. Nicolet does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Nicolet on any matter. All of the issued and outstanding shares of Nicolet Capital Stock have been, and those shares of Nicolet Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)          As of the Nicolet Capitalization Date, no shares of Nicolet Capital Stock were reserved for issuance except for: (i) 1,096,059 shares of Nicolet Common Stock reserved for issuance in connection with outstanding stock options, restricted stock, or other equity awards under a Nicolet Stock Plan; (ii) 302,978 shares of Nicolet Common Stock reserved for issuance pursuant to future awards under a Nicolet Stock Plan; (iii) 141,082 shares of Nicolet Common Stock reserved for issuance under Nicolet’s 401(k) plan; and (iv) 71,386 shares of

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Nicolet Common Stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors.

(c)          Other than awards under a Nicolet Stock Plan that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Nicolet Capitalization Date. Since the Nicolet Capitalization Date through the date hereof, Nicolet has not: (i) issued or repurchased any shares of Nicolet Common Stock or Nicolet Preferred Stock or other equity securities of Nicolet, other than in connection with the exercise of Nicolet Equity Awards that were outstanding on Nicolet Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Nicolet Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Nicolet Common Stock or any other equity-based awards. Except as set forth in Section 4.5(c) of the Nicolet Disclosure Schedules, from the Nicolet Capitalization Date through the date of this Agreement, neither Nicolet nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Nicolet or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Nicolet Stock Plan.

(d)          None of the shares of Nicolet Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Nicolet Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Nicolet or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Nicolet or any of its Subsidiaries; and (ii) no contractual obligations of Nicolet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Nicolet Common Stock or any equity security of Nicolet or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Nicolet or its Subsidiaries. Except as permitted by this Agreement, since Nicolet Capitalization Date, no shares of Nicolet Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Nicolet or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Nicolet or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of Nicolet. Other than its Subsidiaries, Nicolet does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6          Nicolet Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Nicolet are owned by Nicolet, directly or indirectly, free and clear of any material liens, pledges, charges,

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claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except as provided in 12 U.S.C. § 55) and free of preemptive rights. No Subsidiary of Nicolet has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.7          Nicolet SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)          Nicolet has timely filed all Nicolet SEC Reports, and all such Nicolet SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Nicolet SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Nicolet SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Nicolet SEC Reports. No Subsidiary of Nicolet is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)          The financial statements presented (or incorporated by reference) in the Nicolet SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Nicolet SEC Reports (collectively, the “Nicolet Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Nicolet and its Subsidiaries at the respective dates of and for the periods referred to in the Nicolet Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Nicolet Financial Statements. The Nicolet Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Nicolet Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Porter Keadle Moore, LLC has not resigned (or informed Nicolet that it intends to resign) or been dismissed as independent registered public accountants of Nicolet.

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(c)          Nicolet is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Nicolet maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Nicolet in reports that Nicolet is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Nicolet’s management to allow timely decisions regarding required disclosures. As of June 30, 2015, to the Knowledge of Nicolet, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)          Nicolet and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Nicolet’s certifying officers have evaluated the effectiveness of Nicolet’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Nicolet under the Exchange Act (the “Nicolet Evaluation Date”). Nicolet presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Nicolet’s Internal Control Over Financial Reporting based on their evaluations as of the Nicolet Evaluation Date. Since the Nicolet Evaluation Date, there have been no changes in Nicolet’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Nicolet’s Internal Control Over Financial Reporting. Nicolet has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)          Nicolet and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Nicolet and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(f)          Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Nicolet and its Subsidiaries, no Regulatory Authority has

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initiated since January 1, 2013, or has pending any proceeding, enforcement action or to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Since January 1, 2013, no Regulatory Authority has resolved any proceeding enforcement action or, to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Nicolet and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Nicolet or its Subsidiaries. Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Nicolet or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Nicolet’s Ordinary Course of Business). To the Knowledge of Nicolet, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Nicolet Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 4.8            Books and Records.   The books of account, minute books, stock record books and other records of Nicolet and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Nicolet’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of Nicolet and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Nicolet and its Subsidiaries.

Section 4.9            Properties.

(a)          Section 4.9 of the Nicolet Disclosure Schedules lists or describes all interests in real property owned by Nicolet and each of its Subsidiaries, including OREO as of the date of this Agreement, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)          Nicolet and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Nicolet Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Nicolet Financial Statements; (iii) pledges or

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liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Nicolet Permitted Exceptions”). Nicolet and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Nicolet, the lessor. All buildings and structures owned by Nicolet and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10        Loans; Loan Loss Reserve.

(a)          Each loan, loan agreement, note, lease or other borrowing agreement by Nicolet Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Nicolet Loans”) reflected as an asset on any of the Nicolet Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Nicolet, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)          All Nicolet Loans originated or purchased by Nicolet Bank were made or purchased in accordance with the policies of the board of directors of Nicolet Bank and in the Ordinary Course of Business of Nicolet Bank. Except as set forth in Section 4.10(b) of the Nicolet Disclosure Schedules, Nicolet Bank’s interest in all Nicolet Loans is free and clear of any security interest, lien, encumbrance or other charge, and Nicolet Bank has complied in all material respects with all Legal Requirements relating to such Nicolet Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Nicolet Loan made to an executive officer or director of Nicolet Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)          Except as set forth in Section 4.10(c) of the Nicolet Disclosure Schedules, as of the date of this Agreement, Nicolet Bank is not a party to any Nicolet Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Nicolet Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable

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classifications by Nicolet Bank; (iii) that has been listed on any “watch list” or similar internal report of Nicolet Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Nicolet Loan; (v) with respect to which Nicolet Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Nicolet Loan or by any obligor of such Nicolet Loan; or (vi) that represents an extension of credit to an executive officer or director of Nicolet Bank or an entity controlled by an executive officer or director.

(d)          Nicolet Bank’s allowance for loan and lease losses reflected in the Nicolet Financial Statements (including footnotes thereto) was determined on the basis of Nicolet Bank’s continuing review and evaluation of the portfolio of Nicolet Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Nicolet Bank’s internal policies, and, in the reasonable judgment of Nicolet Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Nicolet Loans previously charged-off, on outstanding Nicolet Loans.

Section 4.11        Taxes.

(a)          Nicolet and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Nicolet and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Nicolet and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There are no liens for Taxes upon any of the assets of Nicolet or any of its Subsidiaries.

(b)          There is no claim or assessment pending or, to the Knowledge of Nicolet, threatened against Nicolet and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Nicolet and each of its Subsidiaries is presently being conducted or, to the Knowledge of Nicolet, threatened by any Regulatory Authority. Neither Nicolet nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Nicolet’s or its Subsidiaries’ assets. Neither Nicolet nor its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

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(c)          Nicolet and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Nicolet and its Subsidiaries with respect to the last two (2) fiscal years.

(d)          To the Knowledge of Nicolet, Nicolet and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(e)          It is the present intention of Nicolet to continue at least one significant historic business line of Baylake, or to use at least a significant portion of Baylake's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

Section 4.12        Employee Benefits.

(a)          Section 4.12(a) of the Nicolet Disclosure Schedules includes a complete and correct list of each Nicolet Benefit Plan. Nicolet has delivered to Baylake true and complete copies of the following with respect to each Nicolet Benefit Plan: (i) copies of each Nicolet Benefit Plan (including a written description when no formal plan document exists), and all related plan descriptions and other written communications provided to participants of the Nicolet Benefit Plans, as required by applicable law, or describing Nicolet Benefit Plan design changes or describing opportunities to enroll in Nicolet Benefit Plans; (ii) to the extent applicable, the last two (2) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:

(i)          all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)         all notices and other communications that were given by Nicolet, any Subsidiary, or any Nicolet Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)        all notices or other communications that were given by the IRS, the PBGC, or the DOL to Nicolet, any Subsidiary, or any Nicolet Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)          Except as set forth in Section 4.12(b) of the Nicolet Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions

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contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Nicolet Benefit Plan or any other increase in the liabilities of Nicolet or any Subsidiary under any Nicolet Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.12(b) of the Nicolet Disclosure Schedules, no Nicolet Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Nicolet Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)          Except as set forth in Section 4.12(c) of the Nicolet Disclosure Schedules, neither Nicolet nor any of the Nicolet ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Nicolet Benefit Plan that is a “multiple employer plan” (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Nicolet Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Nicolet nor any of the Nicolet ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth in Section 4.12(c) of the Nicolet Disclosure Schedules, neither Nicolet nor any of the Nicolet ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Nicolet Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Nicolet Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)          Each Nicolet Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Nicolet and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Nicolet’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Nicolet Benefit Plan or the tax-exempt status of any related trust.

(e)          Each Nicolet Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)          Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Nicolet’s Knowledge,

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threatened by, on behalf of, or against any Nicolet Benefit Plan or against the administrators or trustees or other fiduciaries of any Nicolet Benefit Plan that alleges a violation of applicable state or federal law or violation of any Nicolet Benefit Plan document or related agreement.

(g)          No Nicolet Benefit Plan fiduciary or any other person has, or has had, any liability to any Nicolet Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Nicolet Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Nicolet’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Nicolet Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)          All accrued contributions and other payments to be made by Nicolet or any Subsidiary to any Nicolet Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Nicolet Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Nicolet Financial Statements.

(i)          Except as set forth in Section 4.12(i) of the Nicolet Disclosure Schedules, there are no obligations under any Nicolet Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)          No condition exists as a result of which Nicolet or any Subsidiary would have any liability, whether absolute or contingent, under any Nicolet Benefit Plan with respect to any misclassification of a person performing services for Nicolet or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in the Nicolet Benefit Plans are in fact eligible and authorized to participate in such Nicolet Benefit Plan.

(k)          Neither Nicolet nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Nicolet Benefit Plans.

Section 4.13       Compliance with Legal Requirements.   Nicolet and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Nicolet and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Nicolet nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice or other communication (whether oral or written) from any Regulatory Authority or any

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other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Nicolet or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.14        Legal Proceedings; Orders.

(a)          Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Nicolet, threatened against or affecting Nicolet, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of Nicolet or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Nicolet or any of its Subsidiaries as currently conducted.

(b)          Neither Nicolet nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  To the Knowledge of Nicolet, none of the foregoing has been threatened by any Regulatory Authority.

Section 4.15        Absence of Certain Changes and Events.   Since December 31, 2014, Nicolet and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a)          change in their authorized or issued capital stock (except in connection with the exercise of Nicolet Equity Awards); grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected in the Nicolet Financial Statements;

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(b)          amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c)          payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Nicolet Benefit Plan, or entry into or amendment of any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for (i) the Contemplated Transactions and (ii) any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase (except for increases effected pursuant to the existing terms of any Nicolet Benefit Plan) in the payments to or benefits under, any Nicolet Benefit Plan;

(e)          damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;

(f)          entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)          except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Nicolet Bank of more than $250,000 in the aggregate;

(h)          Nicolet Loan or commitment to make any Nicolet Loan other than in the Ordinary Course of Business;

(i)           Nicolet Loan or commitment to make, renew, extend the term or increase the amount of any Nicolet Loan to any Person if such Nicolet Loan or any other Nicolet Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Nicolet Bank, or has been classified by Nicolet Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” other than in the Ordinary Course of Business;

(j)           incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

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(k)          except as set forth in Section 4.15(k) of the Nicolet Disclosure Schedules, sale, lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Nicolet Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business, including the sale of OREO;

(l)           cancellation or waiver by them of any claims or rights with a value in excess of $250,000;

(m)         any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by Nicolet or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;

(n)          except as set forth in Section 4.15(n) of the Nicolet Disclosure Schedules, except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Nicolet or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or Legal Requirements;

(q)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)           discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)          entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)          purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors

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and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;

(u)         except as set forth in Section 4.15(u) of the Nicolet Disclosure Schedules, hiring of any employee with an annual salary in excess of $150,000;

(v)         agreement, whether oral or written, by it to do any of the foregoing; or

(w)         event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Nicolet.

Section 4.16        Material Contracts.   Except for Contracts evidencing Nicolet Loans made by Nicolet Bank in the Ordinary Course of Business, Section 4.16 of the Nicolet Disclosure Schedules lists or describes the following with respect to Nicolet and each of its Subsidiaries (each such agreement or document, a “Nicolet Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Baylake:

(a)          all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1.0 million, exclusive of deposit agreements with customers of Nicolet Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;

(b)          each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than those described in Section 4.16(k));

(c)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

(d)          each Contract not referred to elsewhere in this Section 4.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on Nicolet or its Subsidiaries;

(e)          each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $250,000);

(f)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or

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former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h)          each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i)           each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Nicolet or its Subsidiaries or limit, in any material respect, the ability of Nicolet or its subsidiaries to engage in any line of business or to compete with any Person;

(j)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(k)          each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of Nicolet Bank;

(l)           the name of each Person who is or would be entitled pursuant to any Contract or Nicolet Benefit Plan to receive any payment from Nicolet Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)         each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Nicolet Bank to be responsible for consequential damages;

(n)          each Contract for capital expenditures in excess of $250,000;

(o)          each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Nicolet or any of its Subsidiaries other than in the Ordinary Course of Business;

(p)          each Nicolet Benefit Plan (other than those described in Section 4.16(k)); and

(q)          each amendment, supplement and modification in respect of any of the foregoing.

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Section 4.17         No Defaults.   Each Nicolet Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of Nicolet, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Nicolet, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Nicolet Material Contract. Except in the Ordinary Course of Business with respect to any Nicolet Loan, neither Nicolet nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Nicolet Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to Nicolet or any of its Subsidiaries under current or completed Nicolet Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 4.18         Insurance.   Section 4.18 of the Nicolet Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by Nicolet and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Baylake. Nicolet and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Nicolet reasonably has determined to be prudent and consistent with industry practice. Nicolet and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Nicolet and its Subsidiaries, Nicolet or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 4.18 of the Nicolet Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $250,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of Nicolet or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 4.19         Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Nicolet or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Nicolet, threatened, nor to the Knowledge of Nicolet, is there any factual basis for any of the foregoing,

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as a result of any asserted failure of Nicolet or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of Nicolet or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Nicolet, neither Nicolet nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. Nicolet and each Subsidiary of Nicolet has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 4.20        Transactions with Affiliates.   Since January 1, 2013, all transactions required to be disclosed by Nicolet pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Nicolet SEC Reports. No transaction, or series of related transactions, is currently proposed by Nicolet or any of its Subsidiaries or, to the Knowledge of Nicolet, by any other Person, to which Nicolet or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.

Section 4.21        Brokers; Opinion of Financial Advisor.   None of Nicolet or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Nicolet Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Nicolet.

Section 4.22         Approval Delays.   To the Knowledge of Nicolet, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Nicolet Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.23         Labor Matters.

(a)          There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Nicolet or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Nicolet, threat thereof, by or with respect to any employees of Nicolet or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Nicolet, threatened, involving employees of Nicolet or any

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of its Subsidiaries. Neither Nicolet nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Nicolet and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Nicolet or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Nicolet or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Nicolet, threatened with respect to Nicolet or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)          Neither Nicolet nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of Nicolet, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Nicolet or any of its Subsidiaries and, to the Knowledge of Nicolet, no such investigation is in progress.

Section 4.24        Intellectual Property.   Each of Nicolet and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of Nicolet and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Nicolet, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 4.25        Investments.

(a)          Section 4.25(a) of the Nicolet Disclosure Schedules includes a complete and correct list and description as of June 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Nicolet or its Subsidiaries, other than, with respect to Nicolet Bank, in a fiduciary or agency capacity (the “Nicolet Investment Securities”); and (ii) any such Nicolet Investment Securities that are pledged as collateral to another Person. Nicolet and each Subsidiary has good and marketable title to all Nicolet Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Nicolet Permitted Exceptions and except to the extent such Nicolet Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking

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practices to secure obligations of Nicolet or Nicolet Bank.  The Nicolet Investment Securities are valued on the books of Nicolet and Nicolet Bank in accordance with GAAP.

(b)          Except as set forth in Section 4.25(b) of the Nicolet Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Nicolet Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Nicolet or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which Nicolet or any of its Subsidiaries is a party, Nicolet or such Subsidiary of Nicolet, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)          None of Nicolet or its Subsidiaries has sold or otherwise disposed of any Nicolet Investment Securities in a transaction in which the acquiror of such Nicolet Investment Securities or other person has the right, either conditionally or absolutely, to require Nicolet or any of its Subsidiaries to repurchase or otherwise reacquire any such Nicolet Investment Securities.

(d)          There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements (other than loan caps or floors contained within Nicolet Loans entered into in the Ordinary Course of Business) to which Nicolet or its Subsidiaries is bound.

Section 4.26        Trust Preferred Securities.   Nicolet has performed, or has caused each Nicolet Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the trust preferred securities issued by the Nicolet Trusts, the subordinated notes issued by Nicolet to the Nicolet Trusts or any agreements related thereto.

Section 4.27        Waiver of Vesting.   As of the date of this Agreement, Nicolet has received executed waivers, in the form of Exhibit B, from each Nicolet employee set forth on Schedule 2 waiving any acceleration of vesting of any Nicolet Equity Awards resulting from the consummation of the Contemplated Transactions.

Article 5
BAYLAKE’S COVENANTS

Section 5.1          Access and Investigation.

(a)          Subject to any applicable Legal Requirement, Nicolet and its Representatives shall, at all times during normal business hours and with reasonable advance

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notice, have such reasonable access to the facilities, operations, records and properties of Baylake and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining Baylake’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and Baylake following the Effective Time. Nicolet and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Baylake and each of its Subsidiaries and of their respective financial and legal conditions as Nicolet shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Baylake or any of its Subsidiaries. Upon request, Baylake and each of its Subsidiaries will furnish Nicolet or its Representatives attorneys’ responses to auditors’ requests for information regarding Baylake or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Nicolet (provided, such disclosure would not result in the waiver by Baylake or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Nicolet or any of its Representatives shall affect the representations and warranties made by Baylake in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Nicolet the disclosure of which, in Baylake’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Baylake and Nicolet will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)          From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Baylake shall promptly furnish to Nicolet: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)          Baylake shall provide, and cause each of its Subsidiaries to provide, to Nicolet all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of Baylake or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Baylake or its Subsidiaries; in each case other than portions of such documents relating to confidential

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supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(d)          All information obtained by Nicolet in accordance with this Section 5.1 shall be treated in confidence as provided in that certain confidentiality and non-disclosure agreement dated June 17, 2015, between Nicolet and Baylake (the “Confidentiality Agreement”).

Section 5.2          Operation of Baylake and Baylake Subsidiaries.

(a)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Baylake shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Baylake or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Baylake will not, and will cause each of its Subsidiaries not to:

(i)          other than pursuant to the terms of any Contract to which Baylake is a party that is outstanding on the date of this Agreement (as disclosed in Section 5.2(b)(i) of the Baylake Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Baylake Capital Stock or any security convertible into Baylake Capital Stock; (B) permit any additional shares of Baylake Capital Stock to become subject to new grants, except for issuances under Baylake Benefit Plans in the Ordinary Course of Business after consultation with Nicolet; or (C) grant any registration rights with respect to shares of Baylake Capital Stock;

(ii)         (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Baylake Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, that Baylake shall be permitted to (x) continue paying its

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regular quarterly dividend of $0.09 per share of Baylake Common Stock consistent with past practice and (y) pay a special dividend of $0.40 per share of Baylake Common Stock immediately prior to the Closing; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Baylake Capital Stock (other than repurchases of shares of Baylake Common Stock in the Ordinary Course of Business to satisfy obligations under Baylake Benefit Plans);

(iii)        amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Baylake Material Contract (other than as permitted by Section 5.2(b)(xiii)); (B) any material restriction on the ability of Baylake or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Baylake Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)        enter into loan transactions not in accordance with, or consistent with, past practices of Baylake Bank or that are on terms and conditions that, to the Knowledge of Baylake, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)         (A) enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Baylake Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Baylake or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Baylake or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Baylake or any of its Subsidiaries;

(vi)        maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Baylake Loans previously charged off, on Baylake Loans and leases outstanding (including accrued interest receivable);

(vii)       fail to: (A) charge-off any Baylake Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Baylake Loans or leases that are past due greater than ninety (90) days;

(viii)      sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except

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for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Baylake and its Subsidiaries, taken as a whole;

(ix)         acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Baylake and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)          purchase any equity security for its investment portfolio that is inconsistent with Baylake Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;

(xi)         except as set forth in Section 5.2(b)(xi) of the Baylake Disclosure Schedules, amend its articles of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;

(xii)        implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)       except as contemplated by subsections (a), (c) or (d) of Section 5.7, Section 7.11 or Section 9.15 or as required by any applicable Legal Requirement or the terms of any Baylake Benefit Plan existing as of the date hereof, or as set forth in Section 5.2(b)(xiii) of the Baylake Disclosure Schedules:  (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Baylake or its Subsidiaries (collectively, the “Baylake Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Baylake Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Baylake Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Baylake Benefit Plan; or (E) materially change

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any actuarial assumptions used to calculate funding obligations with respect to any Baylake Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)      except as set forth in Section 5.2(b)(xiv) of the Baylake Disclosure Schedules, hire any new employees with an annual salary in excess of $50,000;

(xv)       except as set forth in Section 5.2(b)(xv) of the Baylake Disclosure Schedules, incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xvi)      enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvii)     settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of Baylake or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xviii)    except as set forth in Section 5.2(b)(xviii) of the Baylake Disclosure Schedules, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xix)       make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xx)        agree to take, make any commitment to take, or adopt any resolutions of Baylake Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3           Notice of Changes.   Baylake will give prompt notice to Nicolet of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Baylake; or (b) would cause or constitute a material breach of any of

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Baylake’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 5.4           Stockholders’ Meeting.   Baylake shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, Baylake Articles of Incorporation and Baylake Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Baylake Stockholders’ Meeting”) for the purpose of obtaining the Baylake Stockholder Approval. Baylake and Baylake Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the WBCL, including by recommending that its stockholders vote in favor of this Agreement, and Baylake and Baylake Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) Baylake Board’s recommendation to Baylake’s stockholders that Baylake’s stockholders vote in favor of the adoption and approval of this Agreement (an “Adverse Recommendation”). However, if, prior to the time Baylake Stockholder Approval is obtained, the Baylake Board, after consultation with outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Baylake Stockholders’ Meeting, the Baylake Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.

Section 5.5           Information Provided to Nicolet.   Baylake agrees that the information concerning Baylake or any of its Subsidiaries that is provided or to be provided by Baylake in writing to Nicolet specifically for inclusion in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of Baylake Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Baylake will have a duty to correct any material misleading statement specified by Baylake for inclusion, and so included, in the Registration Statement or Joint Proxy Statement

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and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Baylake shall have no responsibility for the truth or accuracy of any information with respect to Nicolet or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6          Operating Functions.   Baylake and Baylake Bank shall cooperate with Nicolet and Nicolet Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Baylake Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on upon consummation of the Bank Plan of Merger. Without limiting the foregoing, Baylake shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Baylake and Nicolet shall meet from time to time as Baylake or Nicolet may reasonably request, to review the financial and operational affairs of Baylake and Baylake Bank, and Baylake shall give due consideration to Nicolet’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Nicolet nor Nicolet Bank shall under any circumstance be permitted to exercise control of Baylake, Baylake Bank or any of Baylake’s other Subsidiaries prior to the Effective Time; (b) neither Baylake nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither Baylake nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.7          Baylake Benefit Plans.

(a)          At the request of Nicolet, Baylake shall take all appropriate action prior to the Effective Time to amend, suspend or terminate as of the Effective Time any Baylake Benefit Plan, including, but not limited to, the Baylake Stock Purchase Plan.

(b)          Prior to the Effective Time, Baylake shall accrue the costs associated with any payments due under any Baylake Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements.

(c)          On or before December 31, 2015, Baylake shall amend the Baylake Bank 401(k) Plan so that it ceases, effective as of the close of the plan year ending December 31, 2015, to be a plan that is intended to satisfy any of the alternative non-discrimination testing requirements under Section 401(k)(12) or (13) of the Code and also ceases to be a plan that is intended to satisfy any of the alternative non-discrimination testing requirements under Section 401(m)(11) or (12) of the Code.  Baylake shall not provide any disclosures to participants with

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regard to the status of the Baylake Bank 401(k) Plan for the plan year commencing January 1, 2016 that are contrary to or inconsistent with such amendments.

(d)          On or before December 31, 2015, to the extent corrective action is available, Baylake shall take all available corrective action to remedy document failures affecting the (i) Deferred Compensation Plan for Selected Directors of Baylake Bank, (ii) the Baylake Bank Supplemental Executive Retirement Plan and (iii) certain individual deferred compensation, employment and change in control agreements to which Baylake and/or Baylake Bank are parties, as identified by Nicolet, by making amendments to such plans and agreements consistent with IRS correction guidance promulgated under Section 409A of the Code. To the extent corrective action is unavailable to remedy document or operational failures affecting such plans and agreements, Baylake shall report appropriate amounts deferred under such plans and agreements as includible in income under Section 409A of the Code for the 2015 calendar year or earlier calendar years, as appropriate. On a timely basis, but in no event later than immediately prior to the Effective Time, Baylake shall complete applicable tax reporting and withholding actions required by applicable IRS correction guidance or, in the alternative, required with regard to deferred compensation that fails to satisfy the requirements for nonqualified deferred compensation under Section 409A of the Code for which no correction remedy is available.

Section 5.8          Voting and Support Agreement.   Concurrently with the execution and delivery of this Agreement, Baylake shall cause to be executed and delivered to Nicolet a voting and support agreement, in the form attached hereto as Exhibit C-1, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Baylake Board.

Article 6
NICOLET’S COVENANTS

Section 6.1          Access and Investigation.

(a)          Subject to any applicable Legal Requirement, Baylake and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Nicolet and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Nicolet’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and Baylake following the Effective Time. Baylake and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Nicolet and each of its Subsidiaries and of their respective financial and legal conditions as Baylake shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the

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normal operations of Nicolet or any of its Subsidiaries. Upon request, Nicolet and each of its Subsidiaries will furnish Baylake or its Representatives attorneys’ responses to auditors’ requests for information regarding Nicolet or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Baylake (provided, such disclosure would not result in the waiver by Nicolet or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Baylake or any of its Representatives shall affect the representations and warranties made by Nicolet in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to Baylake the disclosure of which, in Nicolet’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Nicolet and Baylake will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)          From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Nicolet shall promptly furnish to Baylake: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)          Nicolet shall provide, and cause each of its Subsidiaries to provide, to Baylake all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of Nicolet or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Nicolet or its Subsidiaries; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(d)          All information obtained by Baylake in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.

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Section 6.2          Operation of Nicolet and Nicolet Subsidiaries.

(a)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Baylake, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Baylake or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)          Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Baylake, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Nicolet will not, and will cause each of its Subsidiaries not to:

(i)          other than pursuant to the terms of any Contract to which Nicolet is a party that is outstanding on the date of this Agreement (as disclosed in Section 6.2(b)(i) of the Nicolet Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Nicolet Capital Stock or any security convertible into Nicolet Capital Stock; (B) permit any additional shares of Nicolet Capital Stock to become subject to new grants, except for issuances under the Nicolet Benefit Plans in the Ordinary Course of Business after consultation with Baylake or (C) grant any registration rights with respect to shares of Nicolet Capital Stock;

(ii)         (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet Capital Stock (other than: (1) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries; or (2) required dividends on any Nicolet Preferred Stock or on the preferred stock of its Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet Capital Stock (other than: (1) repurchases of shares of Nicolet Common Stock in the Ordinary Course of Business to satisfy obligations under the Nicolet Benefit Plans; or (2) the redemption or repurchase of Nicolet Preferred Stock);

(iii)        amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Nicolet Material Contract (other than as permitted by Section 6.2(b)(xiii)); (B) any material restriction on the ability of Nicolet or its Subsidiaries to

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conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Nicolet Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)        enter into loan transactions not in accordance with, or consistent with, past practices of Nicolet Bank or that are on terms and conditions that, to the Knowledge of Nicolet, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)         (A) enter into any new credit or new lending relationships greater than $1.0 million that would require an exception to Nicolet Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any Borrowing Affiliate if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Nicolet or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Nicolet or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Nicolet or any of its Subsidiaries;

(vi)        maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Nicolet Loans previously charged off, on Nicolet Loans and leases outstanding (including accrued interest receivable);

(vii)       fail to: (A) charge-off any Nicolet Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Nicolet Loans or leases that are past due greater than ninety (90) days;

(viii)      sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Nicolet and its Subsidiaries, taken as a whole;

(ix)         acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Nicolet and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or

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that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)          purchase any equity security for its investment portfolio that is inconsistent with Nicolet Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;

(xi)         amend its certificate of incorporation or its bylaws, or similar governing documents of any of its Subsidiaries;

(xii)        implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)       except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Nicolet Benefit Plan existing as of the date hereof, or as set forth in Section 6.2(b)(xiii) of the Nicolet Disclosure Schedules: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Nicolet or its Subsidiaries (collectively, the “Nicolet Employees”), other than increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Nicolet Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Nicolet Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Nicolet Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Nicolet Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)      hire any new employees with an annual salary in excess of $50,000;

(xv)       incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xvi)      enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating

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policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvii)     settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of Nicolet or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xviii)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xix)       make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xx)        agree to take, make any commitment to take, or adopt any resolutions of the Nicolet Board in support of, any of the actions prohibited by this Section 6.2.

Section 6.3          Notice of Changes.   Nicolet will give prompt notice to Baylake of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Nicolet; or (b) would cause or constitute a material breach of any of Nicolet’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9 provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 6.4          Stockholders’ Meeting.    Nicolet shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, Nicolet Articles of Incorporation and Nicolet Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Nicolet Stockholders’ Meeting”) for the purpose of obtaining the Nicolet Stockholder Approval. Nicolet and Nicolet Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the

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WBCL, and in favor of the issuance of Nicolet Common Stock pursuant to this Agreement required by the NASDAQ Rules, including by recommending that its stockholders vote in favor of the adoption and approval of this Agreement and stock issuance, and Nicolet and Nicolet Board will not make an Adverse Recommendation. However, if, prior to the time Nicolet Stockholder Approval is obtained, the Nicolet Board, after consultation with outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Nicolet Stockholders’ Meeting, the Nicolet Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.

Section 6.5          Information Provided to Baylake.  Nicolet agrees that the information concerning Nicolet or any of its Subsidiaries that is provided or to be provided by Nicolet in writing to Baylake specifically for inclusion in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of Nicolet Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Nicolet will have a duty to correct any material misleading statement specified by Nicolet for inclusion, and so included, in the Registration Statement or Joint Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, Nicolet shall have no responsibility for the truth or accuracy of any information with respect to Baylake or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.6          Operating Functions.  Nicolet and Nicolet Bank shall cooperate with Baylake and Baylake Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Nicolet Bank and Baylake Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date. Without limiting the foregoing, Nicolet shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Nicolet and Baylake shall meet from time to time as Nicolet or Baylake may reasonably request, to review the financial and operational affairs of Baylake and Baylake Bank, and Nicolet shall give due consideration to Baylake’s input on such matters, with the

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understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Baylake nor Baylake Bank shall under any circumstance be permitted to exercise control of Nicolet, Nicolet Bank or any of Nicolet’s other Subsidiaries prior to the Effective Time; (b) neither Nicolet nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither Nicolet nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.7          Indemnification.

(a)          From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was a director or officer of Baylake or any Subsidiary of Baylake, (2) any natural person who, while a director or officer of Baylake or any Subsidiary of Baylake, is or was serving either pursuant to Baylake’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to Baylake or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while a director or officer of Baylake or any Subsidiary of Baylake, is or was serving an employee benefit plan because his or her duties to Baylake or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Party”), against any and all reasonable fees (including reasonable attorneys’ fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, “Expenses”) in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an “Indemnification Proceeding”) to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.7(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

(b)          From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was an employee or agent of Baylake or any Subsidiary of Baylake, (2) any natural person who, while an employee or agent of Baylake or any Subsidiary of Baylake, is or was serving either pursuant to Baylake’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to Baylake or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while an employee or agent of Baylake or any Subsidiary of Baylake, is or was serving an employee benefit plan because his or her duties to Baylake or to

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such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Employee”), against any and all Expenses in connection with any Indemnification Proceeding to which the Indemnified Employee was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.7(b), to the extent that such Indemnified Employee has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.

(c)          From and after the Effective Time, Nicolet shall indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to Baylake or to any Subsidiary of Baylake which constituted: (1) a willful failure to deal fairly with Baylake, any Subsidiary of Baylake, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Party derived an improper personal benefit, or (4) willful misconduct.

(d)          From and after the Effective Time, Nicolet may indemnify and hold harmless any Indemnified Employee against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Employee in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to Baylake or to any Subsidiary of Baylake which constituted: (1) a willful failure to deal fairly with Baylake, any Subsidiary of Baylake, or the respective shareholders thereof in connection with a matter in which the Indemnified Employee had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Employee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Employee derived an improper personal benefit, or (4) willful misconduct. Any determination of whether an Indemnified Employee shall receive indemnification pursuant to this Section 6.7(d) shall be made at the sole and exclusive discretion of Nicolet.

(e)          Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Nicolet shall reimburse the Expenses of such Indemnified Party

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as incurred if the Indemnified Party provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to Baylake and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.

(f)          Upon written request by an Indemnified Employee who has been made party to an Indemnification Proceeding, Nicolet may reimburse the Expenses of such Indemnified Employee as incurred if the Indemnified Employee provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to Baylake or to any Subsidiary of Baylake and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Employee was not entitled to indemnification for such amounts under the terms of this Agreement. Any determination of whether an Indemnified Employee shall receive reimbursement for Expenses as such Expenses are incurred pursuant to this Section 6.7(f) shall be made at the sole and exclusive discretion of Nicolet.

(g)          Notwithstanding any other provision of this Agreement, in order for any Indemnified Party or Indemnified Employee to be entitled to indemnification under this Agreement, such Indemnified Party or Indemnified Employee must make a written request to Nicolet. This written request shall contain a declaration that Nicolet shall have the right to exercise all rights and remedies available to such Indemnified Party or Indemnified Employee against any other Party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party or Indemnified Employee has assigned to Nicolet all such rights and remedies. Nicolet shall have no obligation to indemnify any Indemnified Party or Indemnified Employee under this Agreement if and to the extent that such Indemnified Party or Indemnified Employee has previously received indemnification or allowance for Expenses from any Party in connection with the same Indemnification Proceeding.

(h)          For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Nicolet shall maintain a directors’ and officers’ liability insurance policy or policies covering each Indemnified Party and Indemnified Employee covered by Baylake’s directors’ and officers’ liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than Baylake’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Nicolet be required to expend annually in the aggregate an amount in excess of 300% of the amount of the aggregate premiums paid by Baylake for fiscal year 2014 for such purpose and, if Nicolet is unable to maintain such policy (or substitute policy) as a result of this proviso, Nicolet shall obtain a policy or policies of insurance with substantially

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similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Nicolet may request that Baylake obtain, and upon such request Baylake shall obtain, such extended reporting period coverage under Baylake’s existing insurance programs (to be effective as of the Effective Time).

(i)          If Nicolet or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Nicolet shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Nicolet assumes the obligations set forth in this Section 6.7.

(j)          The provisions of this Section 6.7 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, each Indemnified Employee, his or her heirs, and his or her legal representatives.

Section 6.8         Board Representation; Officer Structure.  Nicolet shall take all appropriate action, as of the Effective Time, to revise the composition of Nicolet Board to reflect the membership as set forth in Schedule 1 attached hereto, effective immediately upon the Effective Time. In addition, Nicolet shall take all appropriate action, as of the Effective Time, to reflect the creation of a Co-Chair and Co-Chief Executive Officer structure and the appointment of the individuals set forth in Schedule 1. Effective as of the Effective Time, the Nominating Committee of the Board of Directors of Nicolet shall consist of the four directors set forth on Schedule 1 (the “Initial Nominating Committee Members”) . If any of the Initial Nominating Committee Members fails to be a Nicolet Director or to serve as a member of the Nominating Committee at any time prior to the two-year anniversary of the Closing Date, a replacement member of the Initial Nominating Committee Member shall be selected by (i) the directors set forth on Schedule 1 who were Baylake Directors prior to the Closing Date if such former Initial Nominating Committee Member was a Baylake Director prior to the Closing Date or (ii) the directors set forth on Schedule 1 who were Nicolet Directors prior to the Closing Date if such former Initial Nominating Committee Member was a Nicolet Director prior to the Closing Date. Nicolet shall take all appropriate action to effect the requirements of this Section 6.8, including, if necessary, recommending and adopting any necessary changes to the articles or bylaws of Nicolet or Nicolet Bank.

Section 6.9          Authorization and Reservation of Nicolet Common Stock.  Nicolet Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Nicolet Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

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Section 6.10        Stock Exchange Listing.

(a)          Nicolet shall cause all shares of Nicolet Common Stock to be listed on the NASDAQ Capital Market prior to the record date for the Nicolet Stockholders’ Meeting.

(b)          Nicolet shall cause all shares of Nicolet Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Capital Market prior to the Closing Date.

Section 6.11        Assumption of Debt Instruments.  Nicolet agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Baylake’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

Section 6.12        Voting and Support Agreement.  Concurrently with the execution and delivery of this Agreement, Nicolet shall cause to be executed and delivered to Baylake a voting and support agreement, in the form attached hereto as Exhibit C-2, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Nicolet Board.

Section 6.13        Nicolet Preferred Stock Redemption.  Nicolet shall use its reasonable best efforts to redeem such number of shares of Nicolet Series C Preferred Stock such that not more than 12,200 shares of Nicolet Series C Preferred Stock are outstanding immediately prior to the Closing.

Article 7

COVENANTS OF ALL PARTIES

Section 7.1          Regulatory Approvals.  Nicolet and Baylake and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Nicolet and Baylake will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to

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completion of the Contemplated Transactions. Nicolet and Baylake will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

Section 7.2          SEC Registration.  As soon as practicable following the date of this Agreement, Baylake and Nicolet shall prepare and file with the SEC the Joint Proxy Statement and Nicolet shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Nicolet shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Baylake will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Baylake’s stockholders, and Nicolet will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Nicolet’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nicolet will advise Baylake, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Nicolet Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Baylake will advise Nicolet, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to Baylake, Nicolet or any Subsidiary of Baylake or Nicolet, respectively, or any change occurs with respect to information supplied by or on behalf of Baylake or Nicolet, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Baylake or Nicolet, as applicable, shall promptly notify the other of such event, and Baylake or, Nicolet, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to Baylake’s stockholders and to Nicolet’s stockholders.

Section 7.3          Publicity.  Neither Baylake nor Nicolet shall, and neither Baylake nor Nicolet shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except

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as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Nicolet, in the case of a proposed announcement, statement or disclosure by Baylake, or Baylake, in the case of a proposed announcement, statement or disclosure by Nicolet; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules. Subject to the foregoing, Nicolet and Baylake agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of Nicolet and Baylake, mutually agreed upon by both parties. Thereafter, and subject to the limitations of this paragraph, Nicolet and Baylake shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.

Section 7.4          Reasonable Best Efforts; Cooperation; Takeover Statutes.  Each of Nicolet and Baylake agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Nicolet nor Baylake will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Nicolet and Baylake will, and will cause each Subsidiary of Nicolet and Baylake, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions. Without limiting the foregoing, none of Nicolet, Baylake or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

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Section 7.5          Tax Free Reorganization.

(a)          The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Baylake and Nicolet shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Nicolet nor any Affiliate of Nicolet knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)          As of the date hereof, Baylake does not know of any reason: (i) why it would not be able to deliver to counsel to Baylake and counsel to Nicolet, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Nicolet and counsel to Baylake to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Baylake hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Baylake would not be able to deliver the opinion required by Section 9.8. Baylake will deliver such certificates to counsel to Baylake and counsel to Nicolet.

(c)          As of the date hereof, Nicolet does not know of any reason: (i) why it would not be able to deliver to counsel to Nicolet and counsel to Baylake, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Nicolet and counsel to Baylake to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Nicolet hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Nicolet would not be able to deliver the opinion required by Section 8.8. Nicolet will deliver such certificates to counsel to Nicolet and counsel to Baylake.

(d)          Nicolet will continue at least one significant historic business line of Baylake, or use at least a significant portion of Baylake's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Nicolet may transfer Baylake's historic business assets (i) to a corporation that is a member of Nicolet's "qualified group," within the meaning of Treas. Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Nicolet's "qualified group" have active and substantial management functions as a partner with respect to Baylake's historic business or (B) members of Nicolet's

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"qualified group" in the aggregate own an interest in the partnership representing a significant interest in Baylake's historic business, in each case within the meaning of Treas. Reg. Section 1.368-1(d)(4)(iii).

Section 7.6          Employees and Employee Benefits.

(a)          All individuals employed by Baylake or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Nicolet as of the Closing. Following the Closing, Nicolet shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are made available to similarly-situated employees of Nicolet under the Nicolet Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Nicolet Benefit Plan; and (ii) until such time as Nicolet shall cause Covered Employees to participate in the Nicolet Benefit Plans, a Covered Employee’s continued participation in Baylake Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Nicolet Benefit Plans may commence at different times with respect to each Nicolet Benefit Plan).

(b)          For all purposes (other than purposes of benefit accruals) under the Nicolet Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Baylake and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Baylake Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)          In addition, and without limiting the generality of the foregoing, as of the Transition Date, Nicolet shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Baylake Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Baylake Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of

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the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)          Notwithstanding any other provision of this Agreement to the contrary, Nicolet shall assume and honor the obligations of Baylake and its Subsidiaries under all employment, severance, change in control, consulting, and other similar plans, programs, agreements and arrangements (the “Severance Plans”) in accordance with their terms, without amendment for a period of at least twelve (12) months following the Closing, or longer following the Closing Date if specifically provided for in such Severance Plans; provided, however, that the severance benefits provided to a terminated Covered Employee shall be determined without taking into account any reduction after the Closing in compensation paid to such Covered Employee. Nicolet and Baylake hereby agree that the Merger shall only constitute a “change in control” (or concept of similar import) for purposes of the Severance Plans, or equity incentive plans, if applicable pursuant to the terms and conditions of the applicable Severance Plan or equity incentive plan. Nicolet shall, after consummation of the Merger, pay all amounts, if and when due, as provided under the Severance Plans, in accordance with their respective terms, and honor all rights, privileges and modifications to or with respect to any Severance Plans that become effective as a result of a change in control or termination of employment.

(e)          Nicolet and Baylake shall determine and establish a retention bonus program for certain employees of Nicolet and Baylake who remain employed through the Closing, or at Nicolet for an interim period following Closing. Baylake and Nicolet shall mutually agree as to each employee eligible to receive a retention bonus and the amount of each such retention bonus.

Section 7.7          Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of Baylake Capital Stock or Baylake Equity Awards or conversion of any derivative securities in respect of shares of Baylake Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8          Acquisition Proposals.

(a)          Each of Baylake and Nicolet will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Baylake or Nicolet, as applicable with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each party will within one (1) Business

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Day advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)          Each of Baylake and Nicolet agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event Baylake or Nicolet receives an unsolicited bona fide Acquisition Proposal, from a Person other than Baylake or Nicolet, as applicable, after the execution of this Agreement and prior to the receipt of Baylake Stockholder Approval or Nicolet Stockholder Approval, as applicable, and the applicable Baylake Board or Nicolet Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, Baylake or Nicolet, as applicable, may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Baylake or Nicolet, as applicable, shall be promptly furnished to Baylake or Nicolet, as applicable); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that Baylake or Nicolet may not terminate this Agreement pursuant to this Section 7.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Baylake Board or the Nicolet Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, Baylake or Nicolet continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

(c)          Nothing contained in this Agreement shall prevent Baylake or the Baylake Board or Nicolet or the Nicolet Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 7.9          Calculation of Tangible Common Equity.  Each of Baylake and Nicolet shall deliver the calculation of Tangible Common Equity to the other party, accompanied by

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appropriate supporting detail, no later than the close of business on the fifth (5th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by the other party and its independent auditors, which approval shall not be unreasonably withheld.

Section 7.10       Shareholder Litigation.  Each of Baylake and Nicolet shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against Baylake or Nicolet, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF NICOLET

The obligations of Nicolet to consummate the Contemplated Transactions and to take the other actions required to be taken by Nicolet at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Nicolet in whole or in part):

Section 8.1           Accuracy of Representations and Warranties.  For purposes of this Section 8.1, the accuracy of the representations and warranties of Baylake set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Baylake set forth in this Agreement (including the representations set forth in Section 3.3 and 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 8.2          Performance by Baylake.  Baylake shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3          Stockholder Approvals.  Each of the Baylake Stockholder Approval and the Nicolet Stockholder Approval shall have been obtained.

Section 8.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of

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the Contemplated Transactions, in either case that would reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.

Section 8.5          Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.

Section 8.6         Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7          Officers’ Certificate.  Nicolet shall have received a certificate signed on behalf of Baylake by an executive officer of Baylake certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8          Tax Opinion.  Nicolet shall have received a written opinion of Bryan Cave LLP, addressed to Baylake and Nicolet, in form and substance reasonably satisfactory to Baylake and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of Baylake and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 8.9         Stock Exchange Listing.  Nicolet shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.

Section 8.10       Minimum Tangible Common Equity.  As of the Closing Date, Baylake shall have a Tangible Common Equity of no less than $96,049,000.

Section 8.11        Reserved.

Section 8.12      Supplemental Indentures.  Baylake and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures. Furthermore, Baylake shall have paid, in full, all interest payments due and outstanding on the Baylake Trust Preferred Securities.

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Section 8.13        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Baylake or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Baylake.

Section 8.14        Consents.  Baylake shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 8.14 of the Baylake Disclosure Schedules that are required to effect the Contemplated Transactions.

Article 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BAYLAKE

The obligations of Baylake to consummate the Contemplated Transactions and to take the other actions required to be taken by Baylake at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Baylake, in whole or in part):

Section 9.1          Accuracy of Representations and Warranties.  For purposes of this Section 9.1, the accuracy of the representations and warranties of Nicolet set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Sections 4.3 and 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Nicolet set forth in this Agreement (including the representations set forth in Sections 4.3 and 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

Section 9.2          Performance by Nicolet.  Nicolet shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3          Stockholder Approvals.  Each of the Baylake Stockholder Approval and the Nicolet Stockholder Approval shall have been obtained.

Section 9.4          No Proceedings.  Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that

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may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Baylake Board to have a Material Adverse Effect on the Surviving Entity.

Section 9.5          Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Baylake Board to have a Material Adverse Effect on the Surviving Entity.

Section 9.6         Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.7          Officers’ Certificate.  Baylake shall have received a certificate signed on behalf of Nicolet by an executive officer of Nicolet certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.8         Tax Opinion.  Baylake shall have received a written opinion of Bryan Cave LLP, addressed to Baylake and Nicolet, in form and substance reasonably satisfactory to Baylake and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of Baylake and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.

Section 9.9         Stock Exchange Listing.  Nicolet shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.

Section 9.10        Minimum Tangible Common Equity.  As of the Closing Date, Nicolet shall have a Tangible Common Equity of no less than $80,924,000.

Section 9.11        Reserved.

Section 9.12      Supplemental Indentures.  Baylake and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures. Furthermore, Nicolet shall have paid, in full, all interest payments due and outstanding on the Nicolet Trust Preferred Securities.

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Section 9.13        No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Nicolet or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Nicolet.

Section 9.14        Consents.  Nicolet shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 9.14 of the Nicolet Disclosure Schedules that are required to effect the Contemplated Transactions.

Section 9.15        Employment Agreement.  Nicolet shall have duly executed and delivered an employment agreement to Robert J. Cera in substantially the form attached hereto as Exhibit D.

Section 9.16        Nicolet Preferred Stock Redemption.  Nicolet shall have redeemed such number of shares of Nicolet Series C Preferred Stock such that no more than 12,200 shares of Nicolet Series C Preferred Stock are outstanding immediately prior to the Closing.

Article 10

TERMINATION

Section 10.1        Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Baylake or Nicolet:

(a)          by mutual consent of the Nicolet Board and the Baylake Board, each evidenced by appropriate written resolutions;

(b)          by Nicolet if Baylake shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Sections 8.1 and 8.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Nicolet to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

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(c)          by Baylake if Nicolet shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Sections 9.1 and 9.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by Baylake to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)          by Nicolet or Baylake if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Baylake Stockholder Approval or Nicolet Stockholder Approval is not obtained following the Baylake Stockholders’ Meeting or the Nicolet Stockholders’ Meeting respectively; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)          by Nicolet or Baylake if the Effective Time shall not have occurred at or before September 8, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)          by Nicolet or Baylake if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g)          by Nicolet prior to the Nicolet Stockholder Approval pursuant to Section 7.8;

(h)          by Nicolet prior to Baylake Stockholder Approval if Baylake makes a Baylake Adverse Recommendation;

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(i)          by Baylake prior to the Baylake Stockholder Approval pursuant to Section 7.8; or

(j)          by Baylake prior to Nicolet Stockholder Approval if Nicolet makes a Nicolet Adverse Recommendation.

Section 10.2        Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from any willful and material breach by that party of this Agreement.

Section 10.3        Fees and Expenses.

(a)          Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and Baylake.

(b)          If this Agreement is terminated by Nicolet pursuant to Section 10.1(g) or Baylake pursuant to Section 10.1 (j) , then Nicolet shall pay to Baylake, within two (2) Business Days after such termination, the amount of $7.0 million (the “Termination Fee”) by wire transfer of immediately available funds to such account as Nicolet shall designate.

(c)          If this Agreement is terminated by Baylake pursuant to Section 10.1(i) or by Nicolet pursuant to Section 10.1(h), then Baylake shall pay to Nicolet, within two (2) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as Baylake shall designate.

(d)          If (i) an Acquisition Proposal with respect to Nicolet shall have been communicated to or otherwise made known to the Nicolet stockholders or the Nicolet Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Nicolet after the date of this Agreement, (ii) thereafter this Agreement is terminated by Baylake or Nicolet pursuant to (A) Section 10.1(e) (if the Nicolet Stockholder Approval has not theretofore been obtained) or (B) Section 10.1(d)(iii) based on not obtaining the Nicolet Stockholder Approval, and (iii) prior to the date that is twelve (12) months

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after the date of such termination, Nicolet enters into a definitive written agreement with any Person with respect to such Acquisition Proposal, then Nicolet shall pay to Baylake, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Baylake shall designate.

(e)          If (i) an Acquisition Proposal with respect to Baylake shall have been communicated to or otherwise made known to the Baylake stockholders or the Baylake Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Baylake after the date of this Agreement, (ii) thereafter this Agreement is terminated by Baylake or Nicolet pursuant to (A) Section 10.1(e) (if the Baylake Stockholder Approval has not theretofore been obtained) or (B) Section 10.1(d)(iii) based on not obtaining the Baylake Stockholder Approval, and (iii) prior to the date that is twelve (12) months after the date of such termination, Baylake enters into a definitive written agreement with any Person with respect to such Acquisition Proposal, then Baylake shall pay to Nicolet, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Nicolet shall designate.

(f)          All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein.

Article 11

MISCELLANEOUS

Section 11.1       Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2       Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3        Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.7, nothing expressed or referred to in this Agreement will be

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construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4        Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after Baylake Stockholder Approval and/or Nicolet Stockholder Approval is obtained; provided, however, that after Baylake Stockholder Approval and/or Nicolet Stockholder Approval is obtained, there may not be, without further approval of Baylake’s and Nicolet’s stockholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5        Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further

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action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6        Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Nicolet, to:

Nicolet Bankshares, Inc.

111 N. Washington Street

Green Bay, WI 54301

Telephone:    (920) 430-7317

Facsimile:      (920) 617-5599

Electronic mail:batwell@nicoletbank.com

Attention:      Robert B. Atwell

with copies to:

Bryan Cave LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, NW

Atlanta, GA 30309-3488

Telephone:    (404) 572-6810

Facsimile:      (404) 420-0810

Electronic mail:    Robert.Klingler@bryancave.com

Attention:      Robert D. Klingler

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If to Baylake, to:

Baylake Corp.

217 North Fourth Avenue

P.O. Box 9

Sturgeon Bay, WI 54235-0009

Telephone:    (920) 746-5418

Facsimile:      (920) 430-9801

Electronic mail:    Robert.Cera@baylake.com

Attention:      Robert J. Cera

with copies to:

Reinhart Boerner Van Deuren, s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Telephone:     (414) 298-1000

Facsimile:      (414) 298-8097

Electronic mail:     jreichert@reinhartlaw.com

Attention:      John T. Reichert

or to such other Person or place as Baylake shall furnish to Nicolet or Nicolet shall furnish to Baylake in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7       Entire Agreement.  This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

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Section 11.9       Further Assurances.  The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10     Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

Section 12.1       Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)          “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in Baylake, Nicolet or any Subsidiary of either, a proposal for a merger, consolidation or other business combination involving Baylake, Nicolet or any Subsidiary of either or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, Baylake, Nicolet or any Subsidiary of either, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(b)          “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(c)          “Bank Merger” means the merger of Baylake Bank with and into, and under the charter of, Nicolet Bank pursuant to the Bank Plan of Merger.

(d)          “Baylake Articles of Incorporation” means the Certificate of Incorporation of Baylake, as amended.

(e)          “Baylake Bank” means Baylake Bank, and a wholly-owned subsidiary of Baylake.

(f)          “Baylake Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined

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in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Baylake or any of its Subsidiaries or any Baylake ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of Baylake or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which Baylake or any of its Subsidiaries has or may have liability, including by reason of having a Baylake ERISA Affiliate.

(g)         “Baylake Board” means the board of directors of Baylake.

(h)         “Baylake Bylaws” means the Bylaws of Baylake, as amended.

(i)          “Baylake Capital Stock” means Baylake Common Stock.

(j)          “Baylake Common Stock” means the common stock, $5.00 par value per share, of Baylake.

(k)         “Baylake Equity Award” means any outstanding Baylake Stock Option, Baylake Stock Appreciation Right, Baylake Restricted Stock Award, or other equity award granted under a Baylake Stock Plan.

(l)          “Baylake ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Baylake or any of its Subsidiaries for purposes of Section 414 of the Code.

(m)        “Baylake Stock Plans” means the Baylake Corp. 2010 Equity Incentive Plan.

(n)        “Baylake SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Baylake with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2013.

(o)         “Baylake Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of Baylake, in accordance with the WBCL and Baylake Articles of Incorporation.

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(p)         “Baylake Trust” means Baylake Capital Trust II.

(q)         “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin are authorized or required by law or other government action to close.

(r)          “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Nicolet and Baylake of their respective covenants and obligations under this Agreement; and (iv) Nicolet’s issuance of shares of Nicolet Common Stock pursuant to the Registration Statement and cash in exchange for shares of Baylake Common Stock.

(s)          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(t)          “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(u)          “CRA” means the Community Reinvestment Act, as amended.

(v)         “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(w)          “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale, transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity, securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(x)          “Dissenting Shares” shall mean shares with respect to which the holders thereof have perfected dissenters’ rights under Subchapter XIII of the WBCL.

(y)          “DOL” means the U.S. Department of Labor.

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(z)          “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(aa)        “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Nicolet, Baylake or any of their respective Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(bb)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)       “FDIC” means the Federal Deposit Insurance Corporation.

(ee)        “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ff)         “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(gg)       “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(hh)       “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(ii)         “IRS” means the U.S. Internal Revenue Service.

(jj)         “Joint Proxy Statement” means a joint proxy statement prepared by Nicolet and Baylake for use in connection with Baylake Stockholders’ Meeting and Nicolet Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.

(kk)        “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Nicolet or Baylake, as the context requires.

(ll)         “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

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(mm)      “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, condition, financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith, including Transaction Costs, Severance Costs, and the response of customers, vendors, licensors, investors, or employees; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(nn)       “NASDAQ Rules” means the listing rules of the NASDAQ Capital Market.

(oo)       “Nicolet Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Nicolet, as amended.

(pp)       “Nicolet Bank” means Nicolet National Bank, and a wholly-owned subsidiary of Nicolet.

(qq)       “Nicolet Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v)

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other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Nicolet or any of its Subsidiaries or any Nicolet ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Nicolet or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Nicolet or any of its Subsidiaries has or may have liability, including by reason of having a Nicolet ERISA Affiliate.

(rr)         “Nicolet Board” means the board of directors of Nicolet.

(ss)        “Nicolet Bylaws” means the Nicolet Amended and Restated Bylaws, as amended.

(tt)         “Nicolet Capital Stock” means Nicolet Common Stock and Nicolet Preferred Stock, collectively.

(uu)       “Nicolet Common Stock” means the common stock, $0.01 par value per share, of Nicolet.

(vv)       “Nicolet Common Stock Price” means the volume weighted average closing price of Nicolet Common Stock on the NASDAQ Global Select Market over the 20 trading day period ending on the third trading day prior to the Closing Date.

(ww)      “Nicolet Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under a Nicolet Stock Plan.

(xx)         “Nicolet ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Nicolet or any of its Subsidiaries for purposes of Section 414 of the Code.

(yy)        “Nicolet SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Nicolet with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2013.

(zz)         “Nicolet Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of Nicolet, in accordance with the WBCL and Nicolet Articles of Incorporation, and approval of the issuance of the Nicolet Common Stock pursuant to this Agreement by the stockholders of Nicolet, in accordance with NASDAQ Rules.

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(aaa)      “Nicolet Stock Plans” means any of the following:

(i)          Nicolet Bankshares, Inc. 2002 Stock Incentive Plan.

(ii)         Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan.

(bbb)      Nicolet Trusts” means Nicolet Statutory Trust I and Mid-Wisconsin Statutory Trust I (each individually, a “Nicolet Trust”).

(ccc)      “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(ddd)     “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(eee)      “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(fff)        “Outstanding Baylake Shares” means the shares of Baylake Common Stock issued and outstanding immediately prior to the Effective Time.

(ggg)      “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(hhh)      “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(iii)          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(jjj)          “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Nicolet Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

(kkk)       “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory,

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judicial, administrative, police, enforcement, taxing or other power or authority over Baylake, Nicolet, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(lll)          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(mmm)     “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(nnn)       “SEC” means the Securities and Exchange Commission.

(ooo)       “Securities Act” means the Securities Act of 1933, as amended.

(ppp)       “Severance Costs” shall mean any and all amounts in the nature of compensation paid or payable pursuant to any agreement with any employee of Baylake, Baylake Bank or any other Subsidiary, as determined on an after-tax basis, that is contingent upon a change in control of Baylake or a sale of a substantial portion of the assets of Baylake, regardless of whether such payment is due or made before, on or after the Closing Date, and regardless of whether such payments are subject to termination of employment or other events that may occur after the Closing Date.  For the avoidance of doubt, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under any employment agreement would be considered a Severance Cost.

(qqq)       “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(rrr)          “Superior Proposal” means a bona fide written Acquisition Proposal which Baylake Board or Nicolet Board concludes in good faith to be more favorable from a financial point of view to its respective stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., respectively, or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

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(sss)        “Takeover Statutes” means any provisions of any potentially applicable "moratorium," "control share," "fair price," "business combination," "takeover" or "interested stockholder" law.

(ttt)          “Tangible Assets” means, as of the Closing Date, the total assets of Baylake or Nicolet, calculated in accordance with GAAP, consistently applied, less any Intangible Assets.

(uuu)       “Tangible Common Equity” means the excess of Tangible Assets over the total liabilities of Baylake or Nicolet, calculated in accordance with GAAP as of the Closing Date, as adjusted to exclude Transaction Costs and Severance Costs, and any special dividend paid to shareholders from the date of this Agreement through the Closing Date.

(vvv)        “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(www)       “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(xxx)          “Transaction Costs” shall mean any and all amounts incurred by Baylake or Nicolet, as determined on an after-tax basis, whether or not paid by Baylake or Nicolet and whether incurred before, on or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

(yyy)        “Transition Date” means, with respect to any Covered Employee, the date Nicolet commences providing benefits to such employee with respect to each New Plan.

(zzz)          “U.S.” means the United States of America.

(aaaa)      “WBCL” means the Wisconsin Business Corporation Law, as amended.

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Section 12.2        Principles of Construction.

(a)          In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)          The schedules of each of Baylake and Nicolet referred to in this Agreement (the “Baylake Disclosure Schedules” and the “Nicolet Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of Baylake and Nicolet to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set forth by Baylake or Nicolet in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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Execution Copy

(d)          With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

Nicolet:		Baylake:

Nicolet		Baylake

By:	/s/ Robert B. Atwell	By:	/s/ Robert J. Cera

Name:	Robert B. Atwell	Name:	Robert J. Cera

Title:	Chairman, President and CEO	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Execution Copy

Schedule 1

Directors and Executive Officers of the Surviving Entity

Directors

•	Robert B. Atwell
•	Michael E. Daniels
•	John Dykema
•	Chris Ghidorzi
•	DJ Long
•	Sue Merkatoris
•	Randy Rose
•	Bob Weyers
•	Robert J. Cera
•	Bob Agnew
•	Tom Herlache
•	Terry Fulwiler
•	Rick Jeanquart
•	Elyse Mollner Stackhouse
•	Bill Murphy
•	Dean Nolden

Initial Nominating Committee Members

•	Randy Rose
•	John Dykema
•	Bob Agnew
•	Rick Jeanquart

Executive Officers

Robert B. Atwell	Co-Chairman, Co-Chief Executive Officer and Co-President
Robert J. Cera	Co-Chairman, Co-Chief Executive Officer and Co-President
Michael E. Daniels	Executive Vice President and Secretary

Execution Copy

Schedule 2

Baylake Employees and Nicolet Employees Waiving Accelerated Vesting

Baylake Employees

Robert J. Cera

Nicolet Employees

Robert B. Atwell

Michael E. Daniels

EXHIBIT A

FORM OF

PLAN OF MERGER

BY AND BETWEEN

NICOLET NATIONAL BANK

AND

BAYLAKE BANK

This Plan of Merger (the “Plan”) is made and entered into as of the _____ day of ____________, 201__, by and between Nicolet National Bank, a bank organized under the laws of the United States of America and located in Green Bay, Wisconsin, and Baylake Bank, a bank organized under the laws of the State of Wisconsin and located in Sturgeon Bay, Wisconsin.

WITNESSETH:

WHEREAS, Nicolet Bankshares, Inc. (“Nicolet”) and Baylake Corp. (“Baylake”), entered into an Agreement and Plan of Merger (the “Agreement”) dated September 8, 2015, pursuant to which Baylake will merge with and into Nicolet;

WHEREAS, pursuant to the Agreement and the terms of this Plan, Baylake Bank will merge with and into Nicolet National Bank (the “Bank Merger”);

NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

1.           Merger. Pursuant to the provisions of Section 215a of the National Bank Act, Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law, Baylake Bank shall be merged with and into Nicolet National Bank. Nicolet National Bank shall be the survivor of the Merger (the “Resulting Bank”), and shall operate with the name “Nicolet National Bank.”

2.           Effective Date of the Merger. The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency and the Wisconsin Department of Financial Institutions (the “Effective Date”).

3.           Location, Articles and Bylaws and Directors of the Resulting Bank. On the Effective Date of the Bank Merger:

(a)          The head office of the Resulting Bank shall be located at the head office of Nicolet National Bank immediately prior to the Effective Date.

(b)          The Articles of Association of the Resulting Bank shall be the Articles of Association of Nicolet National Bank in effect immediately prior to the Effective Date.

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The Bylaws of the Resulting Bank shall be the Bylaws of Nicolet National Bank in effect immediately prior to the Effective Date of the Merger.

(c)          From and after the Effective Date, the executive officers of the Resulting Bank and the directors of the board of the Resulting Bank shall be as set forth in Schedule 1 attached hereto. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with articles of association and bylaws of Nicolet National Bank.

4.           Manner of Converting Shares.

(a)          By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Baylake Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

(b)          Upon and after the Effective Date, each issued and outstanding share of Nicolet National Bank Common Stock shall remain unchanged and shall continue to evidence the same number of shares of Nicolet National Bank Common Stock.

5.           Conditions Precedent to Consummation. Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by Baylake BHC, as sole shareholder of Baylake Bank, (c) approval of the Plan by Nicolet BHC, as sole shareholder of Nicolet National Bank, and (d) closing of the merger of Nicolet BHC and Baylake BHC.

6.           Termination. This Plan may be terminated by the mutual consent of the Parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article 10 thereof.

7.           Counterparts, Headings, Governing Law. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin and the National Bank Act..

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

Nicolet National Bank

[BANK SEAL]	By:

Name:

Title:

ATTEST:

________________________
Secretary

BAYLAKE BANK

[BANK SEAL]	By:

Name:

Title:

ATTEST:

________________________
Secretary

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Schedule 1

Directors

•	Robert B. Atwell
•	Michael E. Daniels
•	John Dykema
•	Chris Ghidorzi
•	DJ Long
•	Sue Merkatoris
•	Randy Rose
•	Bob Weyers
•	Robert J. Cera
•	Bob Agnew
•	Tom Herlache
•	Terry Fulwiler
•	Rick Jeanquart
•	Elyse Mollner Stackhouse
•	Bill Murphy
•	Dean Nolden

Officers

Co-Chairman	-	Robert B. Atwell and Robert J. Cera
President & CEO	-	Michael E. Daniels

EXHIBIT B

FORM OF WAIVER

[Bank Holding Company Letterhead]

September ___, 2015

[Bank Holding Company Name]

[Bank Holding Company Address]

Attn: Chairperson, [Compensation Committee] [Personnel and Compensation Committee]

Re:	Waiver of Equity Vesting Rights

Dear [Name of Chairperson]:

The purpose of this letter is to document my consent to a waiver of the opportunity I might otherwise have to obtain accelerated, full vesting of the equity rights currently outstanding in my favor pursuant to the terms of those awards previously granted to me under the [Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and/or the Nicolet Bankshares, Inc. 2011 Long Term Incentive Plan (collectively, the “Plans”)] [Baylake Corp. 2010 Equity Incentive Plan (the “Plan”)] (each, an “Award” and, collectively, the “Awards”) in connection with the consummation of those transactions (collectively, the “Merger Transaction”) contemplated by the Agreement and Plan of Merger, dated September ___, 2015, between Nicolet Bankshares, Inc. and Baylake Corp. (the “Merger Agreement”).

Pursuant to terms of the Awards and the underlying Plan[(s)], subject to my continuing employment, I understand that I would have the opportunity to become fully vested in all of my equity rights under the Awards upon consummation of the Merger Transaction.

By delivery of this letter to you, I hereby waive any right I might otherwise have to the accelerated vesting of my equity rights under the Awards on account of the consummation of the Merger Transaction. My waiver is conditioned upon my understanding that the Awards: (i) will survive the Merger Transaction[, (ii) will be adjusted in accordance with the applicable provisions of the Merger Agreement,] [(ii)] [(iii)] will thereafter represent equity rights with respect to shares of the common stock of Nicolet Bankshares, Inc., and [(iii)] [(iv)] will continue to vest in accordance with the fixed vesting schedule contained in each of the Awards based upon my service following the Merger Transaction with Nicolet Bankshares, Inc. and/or any one or more of its affiliates

My waiver is further conditioned upon my understanding that I retain the opportunity to obtain accelerated, full vesting of the equity rights under each of the Awards upon the occurrence of the first event that may occur following the Merger Transaction that would trigger the full vesting of the Award pursuant to its terms, such determination to be made only after adjusting appropriately for the changes in circumstances effected by the Merger Transaction.

I understand and acknowledge that the waiver evidenced by this letter enhances my prospects for continuing employment with [Nicolet National Bank] [Baylake Bank] and that other aspects of the Merger Transaction will be beneficial to me respecting my future employment and compensation opportunities with the survivor of the Merger Transaction, Nicolet Bankshares, Inc. and/or any one or more of its affiliates.

I am providing this written consent voluntarily, without fear or coercion and without any promise of continuing employment or the receipt of consideration, other than that specified above.

Sincerely,

[Name of Executive]

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EXHIBIT C-1

FORM OF BAYLAKE VOTING AND SUPPORT AGREEMENT

Nicolet Bankshares, Inc.

Attention: Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Baylake Corp. (“Baylake”), a Wisconsin corporation and a registered bank holding company under the BHC Act. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of September 8, 2015 (the “Agreement”), between Baylake and Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). Under the terms of the Agreement, Baylake will be merged into and with Nicolet (the “Merger”), and the shares of the $5.00 par value common stock of Baylake (“Baylake Common Stock”) will be converted into and exchanged for shares of the $0.01 par value common stock of Nicolet (“Nicolet Common Stock”) and cash in lieu of any fractional shares. This Voting and Support Agreement represents an agreement between the undersigned and Nicolet regarding certain rights and obligations of the undersigned in connection with the Merger.

In consideration of the execution and delivery by Nicolet of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Nicolet, intending to be legally bound, hereby agree as follows:

1.          Vote on the Merger. The undersigned agrees to vote all shares of Baylake Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Nicolet is then in Breach or Default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Baylake Common Stock over which he, she or it has or shares voting power solely in a fiduciary capacity on behalf of any person other than Baylake, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.          Restriction on Transfer. The undersigned further agrees that he, she or it will not, without the prior written consent of Nicolet, transfer any shares of Baylake Common Stock prior to the earlier of the Effective Date or the Termination Date, each such term as set forth in the Agreement, except (i) by operation of law, (ii) by will, (iii) under the laws of descent and distribution or (iv) with the prior written consent of Nicolet which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, or (v) as Nicolet may otherwise agree in writing.

3.          No Agreement as Director or Officer. The undersigned makes no agreement or understanding in this Voting and Support Agreement in his or her capacity as a director or officer of Baylake or any of its subsidiaries, and nothing in this Voting and Support Agreement: (i) will limit or affect any actions or omissions taken by the undersigned in his or her capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the undersigned from exercising his or her fiduciary duties as an officer or director to Baylake or its shareholders.

4.          Miscellaneous. This Voting and Support Agreement is the complete agreement between Nicolet and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.

5.          Capitalized Terms. Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.

This Voting and Support Agreement is executed as of the 8th day of September, 2015.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2015

NICOLET BANKSHARES, INC.

By:

Its:

EXHIBIT C-2

FORM OF NICOLET VOTING AND SUPPORT AGREEMENT

Baylake Corp.

Attention: Chief Executive Officer

Ladies and Gentlemen:

The undersigned is a shareholder of Nicolet Bankshares, Inc.(“Nicolet”), a Wisconsin corporation and a registered bank holding company under the BHC Act. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of September 8, 2015 (the “Agreement”), between Baylake Corp., a Wisconsin corporation (“Baylake”), and Nicolet. Under the terms of the Agreement, Baylake will be merged into and with Nicolet (the “Merger”), and the shares of the $5.00 par value common stock of Baylake (“Baylake Common Stock”) will be converted into and exchanged for shares of the $0.01 par value common stock of Nicolet (“Nicolet Common Stock”) and cash in lieu of any fractional shares. This Voting and Support Agreement represents an agreement between the undersigned and Baylake regarding certain rights and obligations of the undersigned in connection with the Merger.

In consideration of the execution and delivery by Baylake of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Baylake, intending to be legally bound, hereby agree as follows:

1.          Vote on the Merger. The undersigned agrees to vote all shares of Nicolet Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Baylake is then in Breach or Default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Nicolet Common Stock over which he, she or it has or shares voting power solely in a fiduciary capacity on behalf of any person other than Nicolet, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.          Restriction on Transfer. The undersigned further agrees that he, she or it will not, without the prior written consent of Baylake, transfer any shares of Nicolet Common Stock prior to the earlier of the Effective Date or the Termination Date, each such term as set forth in the Agreement, except (i) by operation of law, (ii) by will, (iii) under the laws of descent and distribution or (iv) with the prior written consent of Baylake which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, or (v) as Baylake may otherwise agree in writing.

3.          No Agreement as Director or Officer. The undersigned makes no agreement or understanding in this Voting and Support Agreement in his or her capacity as a director or officer of Nicolet or any of its subsidiaries, and nothing in this Voting and Support Agreement: (i) will limit or affect any actions or omissions taken by the undersigned in his or her capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the undersigned from exercising his or her fiduciary duties as an officer or director to Nicolet or its shareholders.

4.          Miscellaneous. This Voting and Support Agreement is the complete agreement between Baylake and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.

5.          Capitalized Terms. Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.

This Voting and Support Agreement is executed as of the 8th day of September, 2015.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2015

BAYLAKE CORP.

By:

Its:

EXHIBIT D

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the _____ day of _____________, 201__, to become effective as of the Effective Date (as hereinafter defined and subject to the contingencies provided for herein), by and between Nicolet Bankshares, Inc., a bank holding company organized under the laws of the State of Wisconsin (the “Employer”), and Robert J. Cera, a resident of the State of Wisconsin (the “Executive”).

BACKGROUND:

The Employer is party to an Agreement and Plan of Merger, dated September 8, 2015, with Baylake Corp. (“Baylake”) pursuant to which, subject to the conditions and contingencies set forth therein, Baylake will be merged with and into the Employer, with the Employer as the surviving entity (the “Merger Transaction”).

The Employer and the Executive now desire to enter into this Agreement, which is to become effective as of the Effective Date, subject to the consummation of the Merger Transaction on or before September 8, 2016 and the Executive’s continued employment with Baylake through and until the Effective Date.

The Employer and the Executive intend that this Agreement embodies the complete terms and conditions of the Executive’s employment with the Employer and supersedes all prior employment and similar agreements between the Executive and Baylake and/or the Employer (and/or their Affiliates), as set forth more specifically below.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.           Duties.

1.1         Positions.   The Executive shall be employed as Co-Chief Executive Officer of the Employer and, subject to the direction of the Board of Directors, shall perform and discharge faithfully those duties in connection with the conduct of the Businesses of the Employer for which the Executive is responsible, as mutually agreed upon between the Executive and the Executive’s counterpart with whom the office of Chief Executive Officer is being shared; subject to any specific allocation of duties as may be provided for by the Board of Directors. The duties and responsibilities assumed by, or assigned to, the Executive shall be commensurate with the duties and responsibilities associated with similar positions at other holding companies of community banks of a similar size to the Employer. For as long as the Executive continues to serve on the Board of Directors, the Executive also shall serve as its Co-Chairperson.

1.2         Full-Time Status.   In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)          subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)          diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)          timely prepare and forward to the Board of Directors all reports and accountings as reasonably may be requested of the Executive.

1.3         Permitted Activities.   The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the business of the Employer, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)          investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)          participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.            Term.   This Agreement shall become effective as of the Effective Date and shall remain in effect for the Term. This Agreement shall expire on the last day of the Term, unless extended pursuant to the mutual agreement of the parties on or before the last day of the Term. In the event the Executive continues to provide services to the Employer as an employee following the expiration of the Term, but without entering into a new written employment agreement, such post-expiration of the Term employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement. In the event the Agreement does not become effective by September 8, 2016, the Agreement shall become null and void upon the close of business on September 8, 2016.

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3.          Compensation.   The Employer shall pay or otherwise provide the Executive the following during the Term, except as otherwise provided below:

3.1          Annual Base Salary.   The Executive shall be paid a base salary at the annual base rate of Three Hundred Sixty Thousand Dollars ($360,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors annually for potential adjustments, as determined by the Board of Directors based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2          Annual Incentive Compensation.   Unless otherwise prohibited by banking regulation, rule or directive, the Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or cash equivalents by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from the Employer pursuant to Section 3.2, the Executive must be employed by the Employer on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.

3.3          Signing Bonus.   Within thirty (30) days following the Effective Date, the Employer shall pay the Executive a signing bonus in a lump sum payment in cash or cash equivalents in the amount of Two Hundred Fifty Thousand Dollars ($250,000).

3.4          Retention Bonus.   The Employer shall pay the Executive a retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000), provided the Executive has either (a) remained in the continuous employ of the Employer from the Effective Date through and until the first anniversary of the Effective Date, or (b) has experienced an involuntary Termination of Employment without Cause or effects a Termination of Employment by resigning for Good Reason, in either case, prior to the first anniversary of the Effective Date. In the event the retention bonus becomes payable, it will be paid in a lump sum payment in cash or cash equivalents within thirty (30) days following the earlier of (1) the first anniversary of the Effective Date, or (2) the effective date of the Termination of Employment, as applicable.

3.5          Equity Award.   On or as soon as practicable after the Effective Date, the Employer will grant to the Executive a restricted stock award for a number of shares of Employer common stock equal to the result of dividing One Million (1,000,000) by the per share closing price of the Employer’s common stock for the Effective Date. The restricted stock award will become vested and exercisable in one-fifth (1/5) annual increments, commencing on the first anniversary of the Effective Date and continuing for the next four (4) successive anniversaries until the award is fully vested and exercisable; provided, however, that the restricted stock award will become fully vested on an accelerated basis in the event the Executive experiences an involuntary Termination of

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Employment without Cause or effects a Termination of Employment by resigning for Good Reason prior to the second anniversary of the Effective Date.

3.6          Life Insurance.   The Employer shall provide the Executive with life insurance coverage on the Executive’s life in an amount equal to no less than Five Hundred Thousand Dollars ($500,000).

3.7          Business and Professional Education Expenses; Memberships.   In accordance with the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. Notwithstanding anything to the contrary in the foregoing, the Employer acknowledges and agrees that reasonable and necessary business expenses for purposes of this Section 3.7 shall include reimbursement for the cost of the annual dues for membership in a single country club of which the Executive is a member as of the Effective Date and the use of an automobile of a make and model determined by the Employer. The Employer shall pay the expenses associated with the operation, maintenance, repair and insurance for the automobile. The Executive shall be responsible for maintaining adequate records of the Executive’s personal use of the automobile and for timely providing the Employer with such records on an annual basis. In the event of any failure to do so, the Employer shall report the entire value of the use of the automobile and related reimbursements as taxable income to the Executive. Except as otherwise provided in this Section 3.7, the Executive acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.7.

3.8          Paid Leave.   The Executive shall be entitled to paid leave of no less than twenty-five (25) days per calendar year, subject to proration and exclusive of paid leave for holidays and sickness, with such paid leave to be taken in accordance with the Employer’s policy for paid leave as may be in effect from time to time. All use of Executive’s paid leave shall be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.9          Benefits.   In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.

3.10        Withholding.   The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements. The Executive further acknowledges and agrees that the Employer’s provision of certain in-kind benefits and reimbursements of expenses will result in income or imputed income for income tax purposes in accordance with applicable tax laws and that such income or imputed income also may be subject to tax withholding obligations that may be satisfied by deductions made from other compensation otherwise payable to the Executive by the Employer.

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3.11       Obligations of Employer.   No Affiliate of the Employer shall bear any responsibility or liability for the obligations of the Employer under this Agreement. The satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Employer.

3.12       Reimbursement of Expenses; In-Kind Benefits.   All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.13       Clawback of Incentive Compensation.   The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded), including, but not limited to, the following circumstances:

(a)          where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

(b)          where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c)          where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d)          if the Employer becomes, and for so long as the Employer remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an entity.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 12. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions

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of this Section 3.13. The provisions of this Section 3.13 shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.           Termination; Suspension or Reduction of Benefits.

4.1          Termination of Employment.   During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)          By the Employer by notice in writing:

(1)         for Cause; provided that the Employer shall give the Executive any prior written notice required by Section 24(g);

(2)         without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Employer shall give the Executive thirty (30) days prior written notice of its intent; or

(3)         in the event that a regulator for the Employer requires the Executive’s removal from service as the Co-Chief Executive Officer of the Employer.

Any Termination of Employment effected by the Employer pursuant to Section 4.1(a)(1) or (2) shall be made only upon a decision to that effect by (i) the Executive’s counterpart also serving as Co-Chief Executive Officer and (ii) Michael E. Daniels; provided that such action shall not be given effect unless and until the non-employee members of the Executive Committee of the Board of Directors have been provided with prior written notice of such decision and with the opportunity to reverse that decision by an absolute majority vote of the non-employee members of the Executive Committee of the Board of Directors.

(b)          By the Executive:

(1)         for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect such a Termination of Employment; or

(2)         for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 24(o).

(c)          Upon the Executive becoming subject to a Disability.

(d)          At any time upon mutual, written agreement of the parties.

(e)          Upon expiration, including non-renewal, of the Term.

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(f)          Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2          Severance.   If, prior to the expiration of the Term, the Executive experiences a Termination of Employment due to one of the following events: (a) an involuntary termination by the Employer without Cause pursuant to Section 4.1(a)(2); (b) a resignation by the Executive for Good Reason pursuant to Section 4.1(b)(2); (c) death pursuant to Section 4.1(f); or (d) Disability pursuant to Section 4.1(c), then, upon such Termination of Employment, the Employer will pay severance to the Executive in an amount equal to Two Million Dollars ($2,000,000), with such amount payable in a lump sum on a date determined by the Employer but in no event later than sixty (60) days following the effective date of the Executive’s Termination of Employment.

4.3          Parachute Payments.   In the event shall any payment or other consideration described in this Agreement exceeds the amount permitted by Code Section 280G, the Employer shall be under no obligation to mitigate the tax consequences to the Executive associated with such an event. The Executive acknowledges and agrees that any such tax consequences are the Executive’s sole responsibility.

4.4          Effect of Termination of Employment.

(a)          Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (1) the payment of any amount earned and owing under this Agreement; (2) the reimbursement of any expenses under Section 3.7; and (3) the payment set forth in Section 4.2, if applicable.

(b)          Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment pursuant to Section 4.2(a) or Section 4.2(b), the Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by the Employer. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.

(c)          Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.

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(d)          If the Executive is a member of the board of directors of either the Employer or any Affiliate of the Employer and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position(s) on such board(s) of directors, effective no later than the effective date of the Termination of Employment.

(e)          Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1828(k)).

4.5          Regulatory Action.

(a)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.7 of expenses incurred as of the effective date of termination.

(b)          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)          If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)          If the Federal Deposit Insurance Corporation (“FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)          If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)) to the Employer or any depository institution controlled by the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that

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vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)          If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. Sections 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)          Notwithstanding the timing for the payment of any severance amount described in Section 4.2, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent.

(h)          All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.           Employer Information.

5.1         Ownership of Employer Information.   All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2         Obligations of the Executive.   The Executive agrees:

(a)          to hold Employer Information in strictest confidence;

(b)          not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)          in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested

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and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.   Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.         Non-Competition.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer. The Executive acknowledges and agrees that the Business of the Employer is conducted in the Area.

7.         Non-Solicitation of Customers.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers with whom the Executive has or had Material Contact for purposes of providing products or services that are competitive with those provided by the Employer in connection with the Business of the Employer.

8.         Non-Solicitation of Employees.   The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.         Remedies.   The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement, that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer and its Affiliates, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to seek a temporary restraining order

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and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any willful violation of the covenants in Sections 5 through 8 that results in material harm to the Employer will result in the immediate forfeiture of any payment that otherwise is or may become due under Section 4.2. The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

10.       Severability.   The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.        No Set-Off by the Executive.   The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.        Notice.   All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, Wisconsin 54301
Attn: Executive Committee

If to the Executive:	The address most recently on file with the Employer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a reputable overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or her notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

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13.         Assignment.   The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Employer, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.         Waiver.   A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.         Mediation.   Except with respect to Sections 5 through 9 above, and as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute can not be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

16.         Applicable Law and Choice of Forum.   This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

17.         Interpretation.   Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

18.         Entire Agreement.   This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Amended and Restated Employment Agreement by and between the Executive and Baylake Bank, dated December 1, 2010 and the Change of Control Agreement by and between the Executive and Baylake Bank, dated July 31, 2015, are hereby expressly terminated without any obligations owing to the Executive on account of the termination of those agreements.

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19.         Rights of Third Parties.   Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

20.         Costs of Enforcement.   In the event of a dispute related to a breach of the Agreement results in a legal action initiated by either party to enforce its rights thereunder, the successful or prevailing party or parties in such action shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, incurred in that action, in addition to any other relief to which such party or parties may be entitled.

21.         Survival.   The obligations of the parties pursuant to Sections 3.13, 4.2, 5 through 9, 15, 16, 17, and 22, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22.         Representation Regarding Restrictive Covenants.   The Executive represents that the Executive is not and, during the Term, will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23.         Section 409A.   It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code to the maximum extent permitted under Section 409A of the Code. However, to the extent any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. It is also intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations Section 1.409A-1(b)(4) (regarding short-term deferrals), Section 1.409A-1(b)(9)(iii) (regarding the severance pay exception) and Section 1.409A-1(b)(9)(iv) (regarding reimbursements and other separation pay).

24.         Definitions.   Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)          “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

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(b)          “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)          “Area” shall mean the geographic areas encompassed by a fifty (50) mile radius from each of the Bank’s main business offices in the cities of Green Bay and Wausau, Wisconsin. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

(d)          “Bank” means Nicolet National Bank, a national bank, or any successor thereto.

(e)          “Board of Directors” shall mean the board of directors of the Employer and, where appropriate, includes any committee thereof or other designee.

(f)          “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking and the provision of wealth management products and services.

(g)          “Cause” shall mean any one of the following events:

(1)         willful refusal by the Executive to follow a lawful direction of the Board of Directors provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s job position, which refusal continues after the Board of Directors has again given the direction in writing;

(2)         willful disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Employer or an Affiliate; provided, however, that disclosure of Confidential Information in connection with any legal process or in connection with any regulatory examination or review shall not constitute Cause;

(3)         any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Employer or an Affiliate;

(4)         a material breach of this Agreement by the Executive, including, but not limited to Section 3.13 and Sections 5 through 8;

(5)         willful conduct by the Executive that is illegal or gross misconduct or a willful and continual failure over a period exceeding thirty (30) days to perform substantially the Executive’s duties under this Agreement (in the latter case, other than due to Disability), in either case, only if such conduct presents materially and demonstrably injurious harm to the Employer or any Affiliate;

(6)         conviction of the Executive of a felony or any crime involving breach of trust or moral turpitude;

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(7)         receipt of any form of written notice that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal regulatory action against the Executive, which the Employer reasonably anticipates will result in material and demonstrably injurious harm to the Employer or any Affiliate; or

(8)         Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1));

provided, however, that in the case of circumstances described in Clauses (2) through (5), the nature of such circumstances shall be set forth with reasonable particularity in a written notice to the Executive. The Executive shall have fifteen (15) business days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors, susceptible to a cure.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)           “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)           “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)          “Determination Date” means (1) during the Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Termination of Employment, the date of Executive’s Termination of Employment.

(l)           “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(m)         “Effective Date” means the effective date of the Merger Transaction.

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(n)          “Employer Information” means Confidential Information and Trade Secrets.

(o)          “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)         a material reduction of the Executive’s Annual Base Salary from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2)         a material diminution in the authority, responsibilities or duties of the Executive as in effect immediately after the Effective Date, without the Executive’s consent, other than any diminution attributable to the sharing of duties and responsibilities with the Executive’s counterpart with whom the office of Chief Executive Officer is being shared;

(3)         a material breach of this Agreement by the Employer;

(4)         any requirement by the Employer that the Executive change where the Executive is to perform the duties required by this Agreement to a geographic location outside of the Area, other than business travel consistent with the Employer’s practices for similarly situated executives; or

(5)         a failure by the Employer to offer the Executive in writing no less than ninety (90) days prior to the expiration of the Term the opportunity to extend the Executive’s period of employment for a period of no less than an additional two (2) years under a written employment agreement providing the Executive with a comparable position, scope of duties, base salary and annual bonus opportunity and severance protection in the event of an involuntary termination of employment without cause equal to no less than two (2) times the Executive’s then base salary and target annual bonus opportunity;

provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action or failure within thirty (30) days after the action or failure first occurs, and the Executive shall only have Good Reason to terminate the Executive’s employment if the Employer fails to correct such action or failure within thirty (30) business days following receipt of such notice. If the Employer does so fail to correct such action or failure, the Executive must resign effective no later than fifteen (15) business days following expiration of the thirty (30)-day correction period.

(p)          “Material Contact” means the contact between the Executive and each customer: (1) with whom or which the Executive dealt on behalf of the Employer and/or one or more of its Affiliates in a business capacity or about whom or which the Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s

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association with the Employer and/or one or more of its Affiliates; and (2) who or which received products or services from the Employer and/or one or more of its Affiliates within two years prior to the Determination Date.

(q)          “Term” shall mean the period beginning with the Effective Date and ending on the last business day of the Employer immediately prior to the second anniversary of the Effective Date.

(r)          “Termination of Employment” shall mean a termination of the Executive’s employment where either: (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) is reasonably expected to permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months). For the avoidance of doubt, whether a Termination of Employment occurs will be made in accordance with Treasury Regulation 1.409A-1(b).

(s)          “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)         derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)         is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Nicolet Bankshares, Inc.:

By:
Signature

Print Name

Title

Executive:

Robert J. Cera

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